Exhibit 10.1

NINE FOURTH AVENUE
WALTHAM, MASSACHUSETTS

LABORATORY BUILDING LEASE

Tenant: OvaScience, Inc.
Landlord: Nine Fourth Avenue LLC
TABLE OF CONTENTS

1.0	REFERENCE DATA

2.0	DESCRIPTION OF PREMISES
2.1    Premises.
2.2    Appurtenant rights.
2.3    Reservations.

3.0	TERM OF LEASE; OPTION TO EXTEND TERM
3.1    Term.
3.2    Option to Extend.

4.0	TAKING OCCUPANCY
4.1    Occupancy As Is.
4.2    Delivery of Possession.

5.0	USE OF PREMISES
5.1    Permitted Use.
5.2    Prohibited Uses.
5.3    Licenses and Permits.

6.0	RENT
6.1    Annual Base Rent.
6.2    Security Deposit.
6.3    Taxes.
6.4    Absolute Net Lease.
6.5    Intentionally Omitted.
6.6    Late Payment Charge.
6.7    Books and Records.

7.0	UTILITIES AND LANDLORD'S SERVICES
7.1    Utilities.
7.2    Intentionally omitted.
7.3    Heat and Air Conditioning.
7.4    Intentionally omitted.
7.5    Intentionally omitted.
7.6    Cleaning.
7.7    Other Maintenance and Services.
7.8    Landlord Reservations.

8.0	MAINTENANCE OF AND IMPROVEMENTS TO PREMISES
8.1    Changes or Alterations by Landlord.
8.2    Alterations and Improvements by Tenant.
8.3    Tenant's Contractors - Mechanics' and Other Liens - Standard of Tenant's Performance - Compliance with Laws.
8.4    Fixtures, Equipment and Improvements - Removal by Tenant.
8.5    Repairs by Tenant.
8.6    Locks.
8.7    Tenant's Improvements and Condition of Premises at Termination.
9.0 INSURANCE, INDEMNIFICATION, EXONERATION AND EXCULPATION
9.1    Tenant’s Insurance.
9.2    Additional Insureds.
9.3    Certificates of Insurance.
9.4    Tenant's Compliance.
9.5    Indemnification.
9.6    Property of Tenant.
9.7    Landlord's Liability.
9.8    Waiver of Subrogation.
9.9    Property Insurance.

10.0	ASSIGNMENT, MORTGAGING, SUBLETTING, ETC.

11.0	MISCELLANEOUS COVENANTS
11.1    Rules and Regulations.
11.2    Nuisance.
11.3    Access to Premises.
11.4    Accidents to Sanitary and other Systems.
11.5    Signs, Blinds and Drapes.
11.6    Estoppel Certificate.
11.7    Requirements of Law - Fines and Penalties.
11.8    Floor Loading.
11.9    Tenant's Access.
11.10    Survival

12.0	PARKING

13.0	CASUALTY

14.0	CONDEMNATION - EMINENT DOMAIN

15.0	DEFAULT
15.1    Conditions of Limitation - Re-entry - Termination.
15.2    Damages - Termination.
15.3    Fees and Expenses.
15.4    Landlord’s Remedies Not Exclusive.
15.5    Grace Period.

16.0	ABANDONED PROPERTY

17.0	SUBORDINATION

18.0	QUIET ENJOYMENT

19.0	ENTIRE AGREEMENT - WAIVER - SURRENDER
19.1    Entire Agreement.
19.2    Waiver.
19.3    Surrender.

20.0	INABILITY TO PERFORM - EXCULPATORY CLAUSE

21.0	LANDLORD'S CONSENT

22.0	Intentionally omitted.

23.0	BILLS AND NOTICES

24.0	HOLDOVER

25.0	NO OPTION

26.0	PARTIES BOUND - SEIZIN OF TITLE

27.0	MISCELLANEOUS
27.1    Separability.
27.2    Intentionally omitted.
27.3    Captions.
27.4    Landlord or Tenant.
27.5    Broker.
27.6    Governing Law.
27.7    Assignment of Lease and/or Rents.
27.8    Notice of Lease.
EXHIBITS
A - Lease Plan
B - Land
C - Rules and Regulations
D - Outside Storage
E - Tenant’s Removable Equipment

LEASE AGREEMENT
THIS LEASE made this May 22, 2015 between Nine Fourth Avenue LLC, a Massachusetts limited liability company with offices at One Gateway Center in Newton, Massachusetts (“Landlord”), and OvaScience, Inc., a Delaware corporation, with offices at 215 First Street in Cambridge, Massachusetts (“Tenant”).
In consideration of the rents and the covenants to be paid and performed by Tenant and upon the terms and conditions of this Lease, Landlord hereby leases to Tenant the Premises (as defined below) and as shown on the plan attached hereto as Exhibit A and made a part hereof.

1.0	REFERENCE DATA
Each reference in this Lease to any term defined in this Article shall be deemed and construed to incorporate the data stated following that term in this Article.

Additional Rent:	Sums or other charges payable by Tenant to Landlord under this Lease, other than Annual Base Rent.
Annual Base Rent:
Period:	Annual Base Rent:	Monthly Installment of Annual Base Rent:
June 1, 2015 through November 30, 2016	$907,200.00	$75,600.00
December 1, 2016 through November 30, 2017	$932,400.00	$77,700.00
December 1, 2017 through November 30, 2018	$957,600.00	$79,800.00
December 1, 2018 through November 30, 2019	$982,800.00	$81,900.00
December 1, 2019 through November 30, 2020	$1,008,000.00	$84,000.00
Broker:	Transwestern|RBJ and T3 Advisors
Building:	Landlord's single-story laboratory building consisting of approximately 25,200 square feet of rentable area, commonly referred to as 9 Fourth Avenue in Waltham, Massachusetts.
Business Day:	All days except Saturdays, Sundays and days defined as “legal holidays” by the Commonwealth of Massachusetts.
Land:	The parcel(s) of land owned by Landlord and on which the Building and other buildings (if any) owned by Landlord are situated. A description of the Land is attached as Exhibit B, “LAND”.
Lease Year:	A twelve (12) month period beginning on the Term Commencement Date or any anniversary thereof.
Landlord's Address:	c/o J. F. White Properties LLC ONE GATEWAY CENTER STE 500 NEWTON MA 02458
Mortgage:
A mortgage, deed of trust, trust indenture, or other security instrument of record creating an interest in or affecting title to the Property or any part thereof, and any renewal, modification, consolidation or extension of any such instrument.

Mortgagee:	The holder of any Mortgage.
Option Annual Base Rent:	Fair market rental value for the Premises determined in accordance with Section 3.2, “Option to Extend.”.
Option Notice Date:	December 1, 2019
Option Term:	A period of time commencing on the Option Term Commencement Date and ending on the Option Term Expiration Date.
Option Term Commencement Date:	December 1, 2020
Option Term Expiration Date:	November 30, 2025
Parking Areas:
Those areas on the Property designated as of the date of this Lease by Landlord to be used for parking automobiles. The areas on the Property designated as of the date of this Lease by Landlord to be used for parking automobiles are shown on Exhibit A, “LEASE PLAN”.

Premises:	Approximately 25,200 square feet of rentable area on the ground floor of the Building as more fully described in the Article of this Lease entitled “DESCRIPTION OF PREMISES”.
Property:	The Building and the Land and any improvements on the Land.
Rent:	Annual Base Rent and Additional Rent.
Security Deposit:
$438,900.00; provided, however, that, so long as of each Reduction Date as applicable, (i) Tenant has not at any time been in default under the Lease beyond any applicable notice and cure period, (ii) Tenant is not at the time of any reduction of the amount of the Security Deposit pursuant to this provision in default under the Lease and no condition known to Tenant or Landlord then exists which with the passage of time or the giving of notice would constitute a default under the Lease, (iii) except in the case of a Permitted Transfer, the Lease has not been assigned and the Premises or any portion of the Premises has not been sublet and (iv) Tenant’s net worth is satisfactory to Landlord (provided, however, that Landlord shall not deny Tenant’s request for reduction of the Security Deposit as contemplated in this provisions so long as Tenant has a net worth equal to or greater than the greater of (x) the net worth of Tenant as of the date of this Lease or (y) the highest net worth of Tenant after the date of the this Lease through the requested reduction of the Security Deposit amount (all as determined in accordance with generally accepted accounting principles), then, subject to the provisions contained in this definition of the defined term "Security Deposit" and all other applicable provisions of the Lease, (A) after December 1, 2017, the Security Deposit shall be reduced by $79,800.00 to be a total of $359,100.00 and (B) after December 1, 2018, the Security Deposit shall be reduced by a further $79,800.00 to be a total of $279,300.00. The date referred to in cases (A) and (B) in the immediately preceding sentence shall be deemed “Reduction Dates”.

Without limiting Landlord's rights available elsewhere under the Lease, at law or in equity, notwithstanding the immediately preceding paragraph, in the event of any default of Tenant beyond any applicable notice and cure period, the Security Deposit shall be $438,900.00 from such occurrence through the balance of the Term and Tenant shall, immediately upon notice from Landlord, pay to Landlord such funds as are required to restore the Security Deposit to $438,900.00 or, if requested by Landlord, provide (in accordance with all lease terms relating to letters of credit) a letter of credit in the amount of $438,900.00. The failure of Tenant to restore the Security Deposit or provide the letter of credit as required in immediately preceding sentence shall be deemed a default by Tenant in the payment of Rent.

If after December 1, 2017, the Security Deposit may be reduced in accordance with the provisions of this definition of the defined term "Security Deposit", Tenant shall request each such reduction by notice to Landlord (each of which notices shall include information, calculations and explanations satisfactory to Landlord as sufficient to make a determination whether or not the conditions for reduction of the Security Deposit have been met) and, within 45 days of such notice, Landlord, at Landlord's discretion, shall apply the amount by which the Security Deposit is to be reduced to Rent due under the Lease or refund such amount to Tenant or, if applicable, cooperate and coordinate with Tenant to amend or replace any existing letter of credit.

Tenant's Address:	Until the Term Commencement Date, 215 FIRST ST STE 240 CAMBRIDGE MA 02142, and thereafter the Premises.
Tenant's Proportionate Share of Real Estate Taxes:	100%
Term Commencement Date:	June 1, 2015
Term Expiration Date:	November 30, 2020
Term:	A period of time commencing on the Term Commencement Date and ending on the Term Expiration Date.
Use of the Premises:	General office, pharmaceutical and biotechnology research and development laboratory.

2.0	DESCRIPTION OF PREMISES

2.1.
Premises. The premises leased by Tenant under this Lease shall be the Premises as described in Article 1.0 above, “REFERENCE DATA”, subject to Landlord’s reservations set forth elsewhere in this Lease, including, without limitation, Section 7.8, “Landlord Reservations.”, Section 8.1, “Changes or Alterations by Landlord.” and Section 11.3, “Access to Premises.”.

2.2.
Appurtenant Rights. Tenant shall have, as appurtenant to the Premises, the right to use the Parking Areas and those roadways and walkways which are both on the Property and necessary for access to the Premises. Such right of Tenant to the Parking Areas and such roadways and walkways shall be exclusively Tenant’s right, subject however to the terms and conditions of this Lease, including, without limitation, the condition that such rights shall be subject to such rules and regulations as may be made by Landlord from time to time as provided for in Section 11.1 of this Lease, “Rules and Regulations.”, and, with respect to use of the Parking Areas and such roadways and walkways, Tenant acknowledges and confirms that Tenant shall have no right to use any exterior portion of the Property for any purpose other than for (i) pedestrian access to the Premises in conjunction with Tenant’s permitted Use of the Premises, (ii) parking and unparking passenger vehicles used by Tenant (and Tenant’s agents, contractors or employees acting with respect to Tenant within the scope of their agency, contract or employment) and Tenant’s invitees and licensees in conjunction with Tenant’s use of the Premises for Tenant’s Permitted Use and (iii) truck access in conjunction with moving in and out of the Premises and pickups and deliveries in conjunction with Tenant’s use of the Premises for the permitted Use of the Premises. Notwithstanding the definition of the “Premises” but subject to all other applicable terms and conditions of the Lease, Tenant shall have the right to access the roof and other areas of the Building and the Property as reasonably required to perform Tenant’s obligations under the Lease. Notwithstanding anything to the contrary elsewhere in this this Lease except as expressly otherwise set forth in Section 27.9 of this Lease, “Tenant’s Antenna”, Tenant shall have no right to use the roof of the Building for any purpose other than the placement of mechanical equipment directly related to Tenant use of the Premises for the permitted Use of the Premises, the installation, use, maintenance and removal of which such mechanical equipment shall be subject in all respects to the terms and conditions of this Lease.

2.3.	Reservations. Intentionally omitted.

3.0	TERM OF LEASE; OPTION TO EXTEND TERM

3.1.	Term. The term of this Lease shall be for the Term (or until such Term shall sooner cease or expire) commencing on the Term Commencement Date and ending on the Term Expiration Date.

3.2.
Option to Extend. So long as this Lease is in full force and effect and Tenant is not in default and has not at any time been in default under this Lease beyond any applicable notice and cure period and no condition exists which with the passage of time or giving of notice would constitute a default under this Lease and provided the Lease has not been assigned and (except in the case of a Permitted Transfer) no portion of the Premises has been sublet (except in the case of a sublease that has expired or will expire prior to the Option Term Commencement Date), Tenant may extend the Term of this Lease for the period of the Option Term by giving notice (“Tenant’s Option Exercise Notice”) to Landlord on or before the Option Notice Date. The terms and conditions applicable to such Option Term shall be the same as set forth herein except that Tenant shall have no further right to extend the Term of this Lease and the Annual Base Rent payable by Tenant with respect to the Option Term shall be the Option Annual Base Rent, but not less than the Annual Base Rent immediately prior to the start of the Option Term.

Following the timely delivery of Tenant’s Option Exercise Notice, Landlord shall provide Tenant with notice of Landlord’s determination of the fair market rental value for the Premises (“Landlord’s Determination”). Unless Tenant provides a notice of objection (the “Objection”) to Landlord within thirty (30) days of the delivery of Landlord’s Determination, then Landlord’s Determination shall be the Option Annual Base Rent. If Tenant does timely provide the Objection, and if Landlord and Tenant have not agreed to the Option Annual Base Rent in writing within one (l) month following the delivery of the Objection, the same shall be determined by appraisers, one to be chosen by Landlord, one to be chosen by Tenant, and a third to be selected by the two first chosen. All appraisers chosen or selected hereunder shall be independent of the parties, shall have received the M.A.I. (Member, Appraisal Institute) designation from the American Institute of Real Estate Appraisers and shall have had at least five (5) years of experience in appraising commercial office and laboratory space comparable to the Premises and in the Greater Boston and Waltham/Route 128 areas. The unanimous written decision of the two first chosen, without selection and participation of a third appraiser, or otherwise the written decision of a majority of three appraisers chosen and selected as aforesaid, shall be conclusive and binding upon Landlord and Tenant. Landlord and Tenant shall each notify the other of its appraiser within thirty (30) days following expiration of the aforesaid one (l) month objection period and, unless such two appraisers shall have reached a unanimous decision within seventy-five (75) days from said expiration, they shall within a further fifteen (15) days elect a third appraiser and notify Landlord and Tenant thereof. The third appraiser shall deliver to Landlord and Tenant the written decision of the majority of them within 30 days of the selection of the third appraiser. Landlord and Tenant shall each bear the expense of the appraiser chosen by it and shall equally bear the expense of the third appraiser (if any).

If, as contemplated by this Section, Annual Base Rent with respect to the Option Term shall not have been determined before the Option Term Commencement Date, then the Option Term may commence and from and after the Option Term Commencement Date, until the amount of such Annual Base Rent is so determined either by agreement of the parties or by appraisal, Tenant shall make payments towards such Annual Base Rent at the rate as set forth in Landlord’s Determination, subject to retroactive adjustment in conformity with and payment of any additional amount within fifteen (15) days of the determination of Annual Base Rent for such option term pursuant to this Section. In no event shall the provisions of this Section be deemed to authorize an Annual Base Rent less than the Annual Base Rent immediately prior to the start of any option term.

If Tenant exercises its option to extend this Lease, the phrase Annual Base Rent as used in this Lease shall mean the Option Annual Base Rent during the Option Term and the word Term as used in this Lease shall mean the combined terms of the Term and the Option Term.

Notwithstanding anything to the contrary above in this Section, the following provisions of this paragraph shall apply. Simultaneous with Tenant’s Option Exercise Notice, Tenant shall provide Landlord with a balance sheet as of the last day of the most recently completed fiscal month (but not any month earlier than the second month immediately preceding the Option Notice Date) and a similarly current statement of Tenant's income and expenses for the twelve months preceding the date of the aforementioned balance sheet, both of which shall be prepared in reasonable detail in accordance with generally accepted accounting principles and certified as being true, accurate and complete by an officer or principal of Tenant. In addition to such balance sheet and income and expense statement, Tenant shall provide such other financial and business plan and related information as Landlord shall reasonably request, including without limitation, information related to the capitalization of Tenant's business and a cash flow projection through the end of the Option Term. Landlord shall have 30 days from Landlord’s receipt of such balance sheet and income and expense statement and any other requested information to review such balance sheet, income and expense statement and other requested information. In the event the information provided by Tenant reasonably interpreted does not indicate a reasonable expectation that Tenant will have sufficient cash to sustain Tenant’s business during the Option Term, Landlord shall notify Tenant within 45 days from Landlord’s receipt of such balance sheet and income and expense statement and any other requested information that the Option Term shall not commence and, notwithstanding Tenant’s Option Exercise Notice, the Option Term shall not commence and the Term shall expire on the originally scheduled Term Expiration Date and Tenant shall have no right to extend the Term.

4.0	TAKING OCCUPANCY

4.1.
Occupancy As Is. Tenant acknowledges that Tenant has inspected or has had the opportunity to inspect the Premises and is satisfied in all respects thereto and Landlord shall not be required to make any repairs or improvements or perform any other work to deliver possession of the Premises to Tenant. Tenant shall accept occupancy of the Premises "as is", and any work necessary to prepare the Premises for occupancy by Tenant shall be performed by Tenant in compliance with the terms and provisions of this Lease at Tenant's own expense; provided, however, that, prior to the 15th day after the Term Commencement Date, Landlord shall have removed from the middle portion of the Premises the cubicles existing as of the date of this Lease.

As an inducement for Tenant to enter into this Lease, Landlord agrees to reimburse Tenant for certain improvements and renovations completed in the Premises up to a maximum of $1,184,400.00, in one payment (“Tenant’s Allowance”), upon completion of Approved Reimbursable Improvements (as defined below). The following provisions of this Section shall apply with respect to such reimbursement.

(i) Tenant shall comply with all provisions of the Lease which relate to work by Tenant in the Premises, including, without limitation, the provisions of Article 8.0 of the Lease, “MAINTENANCE OF AND IMPROVEMENTS TO PREMISES”.

(ii) Tenant's Allowance shall be used solely for improvements (“Approved Reimbursable Improvements”) approved in writing by Landlord pursuant to Section 8.2 ("Alterations and Improvements by Tenant.") and completed at a commercially reasonable cost prior to the last day of the twelfth full month after the Term Commencement Date (“Latest Completion Date”). In addition to any information required to be provided by Tenant pursuant to Article 8.0 or otherwise required under the Lease, Tenant shall, upon request of Landlord, provide Landlord with such reasonable information (for example, without intended limitation, quotations, estimates, proposals, unit costs, etc.) as Landlord may from time to time require with respect to the anticipated cost of any improvements for which Tenant seeks Landlord’s approval. Landlord’s agreement in this Section to reimburse Tenant for Approved Reimbursable Improvements shall not be deemed to obligate Landlord to consent to any particular improvement or renovation in the Premises.

(iii) Provided Tenant, at the time Landlord is required pursuant to this Section to pay Tenant all or any portion of the Tenant’s Allowance, is not in default under the Lease and no condition known to Tenant or Landlord exists which with the passage of time or the giving of notice would constitute a default under the Lease, Landlord shall in one payment disburse Tenant's Allowance (or a portion thereof as applicable) to Tenant to the extent (X) any Approved Reimbursable Improvements have been completed by the Latest Completion Date and (Y), no later than two months after the Latest Completion Date, Tenant has provided Landlord with an application for payment including (a) copies of invoices for labor, materials or equipment charges incurred by Tenant in connection with such improvements, (b) copies of "as-built" plans of such improvements prepared and certified by Tenant's architect (if and to the extent plans are typically prepared and used in the planning or contracting of work in the nature of such improvements) , (c) an affidavit from Tenant's architect that such improvements have been completed in accordance with applicable plans approved by Landlord, (d) final lien waivers from all contractors, subcontractors, material suppliers and all others engaged in construction of such improvements and (e) a copy of a Certificate of Occupancy for the Premises issued by the City of Waltham upon completion and inspection of such improvements (except to the extent a Certificate of Occupancy is not required by the City of Waltham for any such improvements, in which case Tenant shall provide a letter signed by an officer of the entity constituting Tenant certifying the same and except in the event the City of Waltham indicates to Tenant that the Premises may be lawfully occupied, but has yet to perform the ministerial task of producing the Certificate of Occupancy, in which event commercially reasonable evidence satisfactory to Landlord acting reasonably that the City of Waltham has conducted all final inspections, has accepted such improvements and intends to issue a Certificate of Occupancy shall be sufficient in lieu of a Certificate of Occupancy; provided however that Tenant shall continue to use reasonable efforts to obtain an actual Certificate of Occupancy for the City of Waltham). Provided all conditions set forth in this Section of this Lease have been satisfied, Landlord shall disburse Tenant's Allowance (or a portion thereof as applicable) to Tenant within thirty days of the last to occur of Landlord’s receipt of Tenant’s application for payment, the completion of any applicable Approved Reimbursable Improvements and Landlord’s receipt of items (a) through (e) above in this subsection (iii). In the event at the time Landlord is otherwise required pursuant to this Section to pay Tenant all or any portion of Tenant’s Allowance, Tenant is in default under the Lease or a condition known to Tenant or Landlord exists which with the passage of time or the giving of notice would constitute a default under the Lease, Landlord shall not be required to disburse Tenant's Allowance (or a portion thereof as applicable) to Tenant as otherwise required pursuant to this Section until thirty days after the last to occur of (A) the day Tenant is no longer in default under this Lease and any condition known to Tenant or Landlord which with the passage of time or the giving of notice would constitute a default under the Lease ceases to exist, (B) any damages and costs sustained by Landlord as a result of any default by Tenant under this Lease have been reimbursed to Landlord as required under the Lease, applicable law and/or as awarded by a court of competent jurisdiction (as the case may be), (C) Landlord’s receipt of Tenant’s application for payment, (D) the completion of any applicable Approved Reimbursable Improvements and (E) Landlord’s receipt of items (a) through (e) above in this subsection (iii).

(iv) Tenant shall not be entitled to any reimbursement, credit against Rent or any other credit to the extent the total amount of Tenant’s Allowance is not disbursed to Tenant (a) because of Tenant’s failure to comply with the terms and conditions above in this Section or (b) because the total cost of the Approved Reimbursable Improvements completed prior to the Latest Completion Date is less than the total amount of Tenant’s Allowance.

4.2.
Delivery of Possession. . If Landlord is delayed in Landlord's ability to deliver possession of all or any portion of the Premises to Tenant as otherwise required herein whether because of strikes, labor difficulties, difficulties in obtaining materials, fire, governmental regulations, or any other circumstances beyond Landlord's reasonable control (including, without limitation, the failure of existing tenants to vacate), then such delay shall not constitute a breach or default on the part of Landlord under this Lease or give rise to any claims of damage or expenses of any kind against Landlord by Tenant, either direct or consequential; provided that if Landlord is unable to deliver possession of the entire Premises by the Term Commencement Date, then Tenant's sole and exclusive remedy at law and in equity shall be that the Term Commencement Date, the Term Expiration Date, the Option Notice Date, the Option Term and schedule of Annual Base Rent shall be adjusted to reflect any such delay.

5.0	USE OF PREMISES

5.1.
Permitted Use. During the Term of this Lease Tenant shall use the Premises for the permitted Use of the Premises and for no other purpose. Service and utility areas (whether or not a part of the Premises) shall be used only for the particular purpose for which they are designated.

5.2.
Prohibited Uses. Tenant shall not use, permit the use of, permit anything to be done in or on or anything to be brought into or onto or kept in or on the Premises, the Building, the Property or any part of thereof (i) which would violate any covenant, agreement, term, provision or condition of this Lease, (ii) for any unlawful purpose or in any unlawful manner, or (iii) which, in the reasonable judgment of Landlord shall in any way (a) impair or tend to impair the appearance or reputation of the Building or the Property, (b) impair or interfere with or tend to impair or interfere with any of the Building or Property services or the proper and economic heating, cleaning, air conditioning or other servicing of the Building or the Property or any portion thereof or with the use of the Building or the Property or any portion thereof, or (c) occasion unreasonable discomfort, inconvenience or annoyance to any tenant, licensee or other occupant of any neighboring property, whether through the transmission of noise or odors or vibrations or otherwise. Notwithstanding anything above in this paragraph to the contrary, if and to the extent this paragraph provides for Landlord to exercise “reasonable judgment”, provided and to the extent Tenant’s use of the Premises is for the Permitted Use of the Premises only and otherwise in all respects in compliance with all applicable terms and conditions of this Lease, (A) Landlord agrees not to find that Tenant’s use of the Premises in and of itself (x) impairs or tends to impair the appearance or reputation of the Building or the Property, (y) impairs or interferes with or tends to impair or interfere with any of the Building or Property services or the proper and economic heating, cleaning, air conditioning or other servicing of the Building or the Property or any portion thereof or with the use of the Building or the Property or any portion thereof; provided however that such limitation on Landlord’s “reasonable judgment” shall not apply with respect to Tenant’s acts or omissions outside the Premises, including, without limitation, Tenant’s acts or omissions in the Parking Areas, on the roof of the Building or elsewhere on the Property other than inside the Building and not visible from outside the Building; and (B), with respect to (c) above in this grammatical paragraph, in the event of a bona fide complaint from any tenant, licensee or other occupant of any neighboring property (a “Complaining Neighbor”), without diminishing Landlord’s ability to otherwise exercise “reasonable judgement” in requiring Tenant not to “occasion unreasonable discomfort, inconvenience or annoyance to any tenant, licensee or other occupant of any neighboring property, whether through the transmission of noise or odors or vibrations or otherwise”, Landlord agrees that Landlord shall not seize upon a de minimis and or unreasonable complaint of a Complaining Neighbor to disproportionately further a Landlord agenda to seek termination of the Term sooner than the Term Expiration Date.

No outside storage of any sort shall be permitted at any time without the consent of Landlord obtained in advance in each instance. In the event Landlord grants Landlord’s consent with respect to outside storage (which Landlord, in Landlord’s discretion, may or may not grant or may condition), among other conditions, Landlord may condition Landlord’s consent upon Tenant, at Tenant’s expense, providing reasonable screening acceptable to Landlord. In addition, and without limiting Landlord’s broad discretion with respect to granting Landlord’s consent with respect to outside storage, Landlord shall have no obligation to consent to storage tanks or other facilities higher than the Building or in areas other than the area used for outside storage as of the date of this Lease, i.e. the area (the “Outside Storage Area”) enclosed by a chain link fence at the southwest corner of the Building and shown on Exhibit D, “Outside Storage”, which area is presently not screened and upon request of Landlord shall be screened by Tenant at Tenant’s expense using reasonable methods and materials acceptable to Landlord. Tenant shall not bring or permit to be brought into or keep in or on the Premises, the Building or elsewhere on the Property any “Hazardous Materials”, which shall be defined as oil or any toxic, hazardous, inflammable, combustible or explosive fluids, materials, chemicals or substances, (including without limitation any hazardous substances within the meaning of Chapter 21E of the Massachusetts General Laws and any medical waste or any fluid, material, chemical or substance considered to be biologically hazardous) (except in the Premises where such are related to Tenant's use of the Premises and then only provided that the same are stored and handled in a proper fashion consistent with applicable legal standards and industry best practices), or cause or permit any odors to emanate from the Premises or any other portion of the Property.

The Property shall be maintained in a sanitary condition, and kept free of rodents and vermin (except to the extent rodents and vermin are used in the context of the Permitted Use of the Premises and contained, cared for and handled in accordance with all applicable laws, local health department regulations and all other applicable provisions of the Lease). Tenant shall suitably store all trash and rubbish in the Building or elsewhere on the Property in locations designated by Landlord from time to time.

5.3.
Licenses and Permits. If any governmental license or permit shall be required for the proper and lawful conduct of Tenant's business (including without limitation, the storage of liquids or gases, flammable or otherwise, if, as and to the extent may be permitted with Landlord’s consent as contemplated in Section 5.2 (“Prohibited Uses.”), Tenant, at Tenant's expense, shall duly procure and maintain such license or permit and upon request of Landlord from time to time provide copies of same to Landlord. Tenant, at Tenant's expense, shall at all times comply with the terms and conditions of each such license or permit.

6.0	RENT

6.1.
Annual Base Rent. Tenant shall pay to Landlord, without any demand, setoff or deduction, at Landlord's Address, or to such other person or at such other place as Landlord may designate by notice to Tenant, the Annual Base Rent. The Annual Base Rent shall be paid in equal Monthly Installments in advance on or before the first Business Day of each calendar month during the Term of this Lease and shall be apportioned for any fraction of a month in which the Term Commencement Date or the last day of the Term of this Lease may fall. Rent for the first full month of the initial Term for which Rent is due shall be paid by Tenant upon the execution of this Lease. Notwithstanding anything to the contrary contained in this Lease, as an inducement for Tenant to enter into this Lease, for so long as Tenant is not in default of the Lease and no condition known to Tenant or Landlord then exists which with the passage of time or the giving of notice would constitute a default under the Lease, Tenant shall be relieved of Tenant's obligation to pay Annual Base Rent for the first six full months of the Lease Term.

6.2.
Security Deposit. It is understood that upon the execution of this Lease, Tenant shall have provided the letter of credit, as described below, for the sum of the Security Deposit as security for the faithful performance and observance by Tenant of the terms, conditions, provisions and covenants of this Lease, it being further understood however, that the Security Deposit is not to be considered prepaid Rent. Notwithstanding the immediately preceding sentence to the contrary, provided Rent for the first full month of the initial Term for which Rent is due shall have been paid by Tenant upon the execution of this Lease, Tenant shall have until the 30th day after execution of this Lease to provide the letter of credit contemplated in this Section, failing which, Tenant shall be deemed in default of the payment of Rent and, notwithstanding Section 15.5 of this Lease, “Grace Period.”, without further notice or cure period, Landlord may exercise any or all of Landlord’s rights available under the Lease, at law or in equity, including, without limitation, Landlord’s rights to declare the Lease terminated, enter and repossess the Premises and seek recovery of Landlord’s costs and damages from Tenant.

The Security Deposit shall be in the form of a clean irrevocable letter of credit from an Approved Financial Institution (as described below in this paragraph) in the amount set forth in Article 1.0, “REFERENCE DATA”, for the defined term “Security Deposit:”. The letter of credit and any replacement thereof shall be in a form satisfactory to Landlord, shall be for a minimum of one year and thereafter renew automatically as set forth below and shall include a right of assignment to any successor to Landlord's interests hereunder. Such letter of credit, and any replacement thereof, shall be drawn on Bank of America or other reputable financial institution qualified to do business in and having an office in Massachusetts and approved by Landlord from time to time (an "Approved Financial Institution").

In the event of a material adverse change in the financial position of any Approved Financial Institution on which any then-outstanding letter of credit is drawn, Landlord reserves the right to require Tenant to replace the then-outstanding letter of credit with a like letter of credit from another Approved Financial Institution within 10 days of notice from Landlord to Tenant exercising such right of Landlord. If the Approved Financial Institution on which any then-outstanding letter of credit is drawn is declared insolvent or placed into conservatorship or receivership, Tenant shall immediately notify Landlord and, within 10 days of such declaration of insolvency or placement into conservatorship or receivership, replace the then-outstanding letter of credit with a like letter of credit from another Approved Financial Institution; provided however that in the event Tenant has not within such 10 days replaced the then-outstanding letter of credit with a like letter of credit from another Approved Financial Institution, Tenant shall have deposited cash with Landlord in the amount of the Security Deposit and Landlord shall have the right but not the obligation to obtain a letter of credit in Tenant’s name and on Tenant’s behalf as contemplated in the last sentence of this grammatical paragraph, including, without limitation, Landlord’s right to collect from Tenant reimbursement Landlord’s expenses. The original letter of credit and all replacements thereof shall contain a clause whereby the issuing Approved Financial Institution agrees to automatically extend the term of the applicable letter of credit for one year periods throughout the Term and for a period of ninety (90) days after the expiration of the Term, unless, not less than sixty (60) days prior to the date on which the applicable letter of credit would expire absent such extension, Landlord receives notice of non-extension from the issuing Approved Financial Institution by FedEx, UPS or other such nationally known reputable overnight courier service. In the event of any such notice of non-extension, Tenant shall, not later than thirty (30) days prior to the date on which the then-outstanding letter shall expire, replace the then-outstanding letter of credit with a like letter of credit from another Approved Financial Institution. In any event Tenant fails to replace any letter of credit as contemplated in this Section, Landlord may do so in Tenant's name and on Tenant’s behalf, and Tenant shall, within 10 days after written notice from Landlord, reimburse Landlord, as Additional Rent, for all of Landlord’s expenses incurred in doing so, including, without limitation, Landlord's reasonable legal, professional, administrative, managerial expenses and all other expenses (which expenses may include, without limitation, hourly fees for administrative and management personnel and an allocation for overhead and profit) related to enforcing Landlord’s rights hereunder and or obtaining any such replacement letter of credit.

Upon the occurrence of any default of Tenant, and the passage of any notice and cure periods without a full cure of such default, including, without limitation, Tenant’s failure to replace any letter of credit as contemplated in this Section (provided that, notwithstanding anything to the contrary elsewhere in the Lease, with respect to any failure of Tenant to replace any letter of credit there shall be no notice or cure period), Landlord may, at Landlord’s election, draw the full amount or any part of any then-outstanding letter of credit, and hold, use and apply the proceeds thereof as provided for in this Section. Landlord may elect to use such proceeds (or any excess proceeds after application) to obtain from another Approved Financial Institution a replacement letter of credit in Tenant's name and on Tenant’s behalf and in such event Tenant shall, within 10 days after written notice from Landlord, reimburse Landlord, as Additional Rent, for all of Landlord’s expenses (as provided for in the immediately preceding paragraph) incurred in enforcing Landlord’s rights hereunder and or in obtaining such replacement letter of credit. From and after the time Landlord shall have drawn all or any portion of the proceeds of any letter of credit, if and to the extent Landlord elects not to obtain a replacement letter of credit, Landlord shall have the right from time to time, without prejudice to any other right or remedy available to Landlord, to apply such proceeds, or any part thereof, to any default in the payment of Rent or any other sum as to which Tenant is in default under this Lease or for any sum which Landlord may expend or may be required to expend by reason of Tenant's default with respect to this Lease or to any other damages incurred by Landlord arising from or related to any then existing or subsequently occurring default of Tenant, including, without limitation, any amount for which Tenant is liable under the Article contained herein entitled “DEFAULT”. In lieu of obtaining a replacement letter of credit, Landlord may hold the proceeds of the letter of credit as a cash Security Deposit in which event Landlord shall have the same rights and remedies with respect to the cash Security Deposit as Landlord shall have with respect to the letter of credit. In no event shall Tenant be entitled to any interest on the proceeds of any letter of credit drawn upon by Landlord nor shall such proceeds be deemed prepaid Rent. In no event shall the proceeds of any letter of credit drawn upon by Landlord be construed as liquidated damages for any default or breach of any term, condition, provision and covenant of this Lease nor shall Landlord be required, because of such proceeds, to waive any right of Landlord to terminate this Lease as provided for under the Article contained herein entitled “DEFAULT”. In the event Landlord uses, applies or retains any part or all of the proceeds of any letter of credit drawn upon by Landlord or if and as required elsewhere under this Lease, Tenant shall, within ten (10) days after written notice from Landlord and at Landlord’s election, deposit with Landlord such sums of money or provide such additional letter of credit or amend any then-outstanding letter of credit or any combination of the forgoing as Landlord may from time to time direct as necessary to bring the total amount of any then-outstanding letter of credit plus any cash deposit held by Landlord in lieu of letter of credit to a sum equal to the amount set forth in Article 1.0, “REFERENCE DATA”, for the defined term “Security Deposit:”.

Provided Tenant is not then in default under this Lease and no condition exists which with the passage of time or the giving of notice would constitute a default under this Lease, after the expiration of the Term of this Lease and surrender of possession of the Premises by Tenant to Landlord, Landlord shall return to Tenant any then-outstanding letter of credit or, as the case may be, return to Tenant without interest any proceeds of any letter of credit drawn upon by Landlord or whatever portion of such proceeds may remain after any permitted use or application of such proceeds.

If Landlord conveys Landlord's interest under this Lease, the proceeds (or, if not drawn upon, any letter of credit) of such a letter of credit or any part thereof not previously applied, shall be turned over by Landlord to Landlord's grantee, and, when actually turned over, Tenant agrees to look solely to such grantee for proper application of the proceeds herewith. The holder of a mortgage shall not be responsible to Tenant for the return of any letter of credit or application of any proceeds of any letter of credit, whether or not such holder succeeds to the position of Landlord hereunder, unless such proceeds or letter of credit shall have actually been received by such holder.

6.3.
Taxes. “Real Estate Taxes” shall mean all taxes, assessments and betterments, levied, assessed or imposed by any governmental authority upon the Property or any portion thereof, or arising from, or imposed on, the ownership or operation of the Property or any portion thereof, or the ownership of Tenant's interest under any ground lease (if any) and any payment in addition to or in lieu of any of the same required now or in the future; provided however that in no event shall Real Estate Taxes include any franchise taxes, capital stock taxes, inheritance, estate, succession, transfer, gift taxes or any federal, state, or local income tax. Real Estate Taxes shall not include any late payment penalty or interest unless Tenant has failed to timely pay any amounts due under this Section 6.3 or unless such late payment penalty or interest is the result of or related to some other act or omission of Tenant.

Effective from the 91st day after the Term Commencement Date,Tenant shall pay to Landlord as Additional Rent “Tenant's Proportionate Share of Real Estate Taxes” of all Real Estate Taxes, prorated with respect to any portion of a fiscal year in which the Term of this Lease begins or ends. Such payments shall be made by Tenant to Landlord in installments corresponding to the installments in which said taxes are payable by Landlord. Each payment shall be due and payable within twenty (20) days after written notice by Landlord to Tenant of the amount of such installment, which notice shall include a copy of the applicable bill for Real Estate Taxes received by Landlord from the applicable taxing authority.

If Landlord shall receive any refund of any Real Estate Taxes of which Tenant has paid a portion pursuant to this Section, then, out of any balance remaining after deducting Landlord's expenses incurred in obtaining such refund, Landlord shall pay or credit to Tenant the same proportionate share of said balance, prorated as set forth above, but in no event more than the amount paid by Tenant with respect to the year in question. Landlord shall have no obligation to seek any such refund and Tenant shall have no right to seek or to control any abatement, dispute, or other proceeding with any governmental agencies or entities with respect to “Real Estate Taxes”; provided, however, in the event Tenant requests Landlord to seek from the City of Waltham a reduction in the assessed value of the parcel of land upon which a Building is situated and such request (i) is made by notice given in accordance with Article 23.0 of the Lease, “BILLS AND NOTICES”, and (ii) includes a bona fide appraisal of the value of such parcel (prepared by an appraiser with the same qualifications as are required of an appraiser contemplated above in this Lease with respect to determination of fair market value for the Premises in the context of Tenant’s right to extend the Term for the Option Term) and the appraised value of such parcel set forth in such appraisal is at least 20% higher than the value of the same parcel as assessed by the City of Waltham for the relevant time period, Landlord agrees to make reasonable efforts (as determined by Landlord in Landlord’s reasonable discretion) to seek from the City of Waltham a reduction in the assessed value of the applicable parcel as soon as practical and subject to all applicable City of Waltham limitations on seeking reductions in assessed valuations, including, without limitation, deadlines and time limitations on when a reduction in assessed value may be sought, and prerequisites for seeking a reduction in assessed value, including, among other things, providing the City of Waltham with income and expense information, which information Landlord may or may not from time to time provide at Landlord’s sole discretion.

Tenant shall with each Monthly Installment of Annual Base Rent (and on or before the first Business Day of each of the last three months during which Tenant may have been relieved of Tenant’s obligation to pay Annual Base Rent pursuant to the last sentence of Section 6.1, “Annual Base Rent.”), make tax fund payments to Landlord. “Tax fund payments” refer to such payments as Landlord shall reasonably determine from time to time to be sufficient to provide in the aggregate a fund adequate to pay, when they become due and payable, all payments required from Tenant under this Section. In the event that tax fund payments are so demanded, and if the aggregate of said tax fund payments is not adequate to pay Tenant's share of such taxes, Tenant shall pay to Landlord the amount by which such aggregate is less than the amount of said share, such payment to be due and payable at the time set forth above. Any surplus tax fund payments shall be accounted for to Tenant after any such surplus has been determined, and may be credited by Landlord against future tax fund payments or refunded to Tenant at Landlord's option.

If during the term of this Lease or any extension thereof, a tax or excise on rents or other tax (excluding income tax), however described, shall be levied or assessed against Landlord by the Commonwealth of Massachusetts or any political subdivision thereof on account of the rental hereunder, such tax or excise on rents or other taxes assessed on the land and buildings of which the Premises form a part shall be deemed to constitute Real Estate Taxes for the purposes of this Section. It is also understood and agreed that the term Real Estate Taxes includes betterments and improvement assessments, provided, however, that Landlord shall for the purposes of this Section, be deemed to have elected to pay any such assessments over the longest period of time permitted by law (whether or not Landlord in fact makes such election), and only those installments which are or would be payable with respect to the tax years which are included in the term of this Lease or any extension thereof (with interest which is or would be payable thereon) shall be included in the Real Estate Taxes for said tax years for the purposes hereof.

In the event the taxing authorities shall, during the term of this Lease, or any extension thereof, assess along with Real Estate Taxes, a personal property tax on Tenant's trade fixtures, leasehold improvements, furnishings, lighting fixtures, heating and cooling equipment, or other equipment in the Premises, the Building or elsewhere on the Property, whether or not such are owned and or installed by Landlord, the taxes thus assessed shall be paid by Tenant to the taxing authority when due or, if such taxes shall be billed by the taxing authority to Landlord, such taxes shall be paid to Landlord within twenty (20) days of notice by Landlord of the amount due.

6.4.
Absolute Net Lease. Notwithstanding anything to the contrary elsewhere in this Lease, Tenant’s Rent payments shall be net to Landlord such that this Lease yields to Landlord the net Annual Base Rent, and Tenant shall pay all Annual Base Rent, Additional Rent, 100% of all costs of every kind relating to the Premises, Tenant’s Proportionate Share of Real Estate Taxes and all costs of every kind relating to the Building and or the Property and or this Lease (including, without limitation, Landlord’s Costs pursuant to Section 7.8, “Landlord Reservations.”, if any, charges for all insurance carried by Landlord with respect to or relating to the Property and management fees in an amount equal to 3% of the Annual Base Rent) without setoff, deduction, counterclaim, defense, abatement or demand.

6.5.	Intentionally omitted.

6.6.
Late Payment Charge. If any installment of Rent or Additional Rent or any other sum due from Tenant shall not be received by Landlord on the date such installment or sum is due, Landlord reserves the right to assess, and Tenant then shall pay, a late payment charge equal to two and one half percent (2.5%) of the total amount that is in arrears and a further late payment charge equal to two and one half percent (2.5%) of the amount then outstanding may be assessed for each additional thirty (30) day period (or any fraction thereof) that such amount remains unpaid. Acceptance of such late payment charge by Landlord shall in no event constitute a waiver of Tenant's default with respect to such overdue amount, nor prevent Landlord from exercising any of Landlord's other rights and remedies granted by this Lease.

6.7.
Books and Records. Within 45 days of each fiscal quarter, Tenant shall furnish to Landlord a balance sheet as of the last day of the most recently completed fiscal quarter or such more recent fiscal period for which a balance sheet is reasonably available and a similarly current statement of Tenant's income and expenses for the twelve months preceding the date of the aforementioned balance sheet, both of which shall be prepared in reasonable detail in accordance with generally accepted accounting principles and certified as being complete and containing only true and accurate information by an officer or principal of Tenant. In addition to the foregoing, within 15 days of any request by Landlord (but not more than once in any six month period), Tenant shall provide such other financial or business plan related information as Landlord shall reasonably request, including without limitation, information related to the capitalization of Tenant's business. Landlord shall make reasonable efforts to maintain the confidentiality of information received by Landlord pursuant to this Section, except to the extent disclosure of such information is required to enforce Landlord’s rights under or related to this Lease or is ordered by a court of competent jurisdiction or such information is otherwise available to the public.

Notwithstanding the foregoing language of this Section or elsewhere in the Lease to the contrary (including, without limitation, Section 3.2, “Option to Extend.” and Article 1.0, “REFERENCE DATA” in the definition of the defined term “Security Deposit:”, in the event and for so long as Tenant is a public company, to the extent Tenant is required to provide financial information to Landlord and such information is reasonably available and accessible to Landlord through the Internet by way of ordinary, no cost channels available to the general public for obtaining financial and other information of public companies, Tenant shall not be required to separately provide the information required in the first sentence of this Section. Notwithstanding anything to the contrary contained above in this Section, so long as information provided by Tenant meets the minimum requirements and standards for information to be provided by Tenant to Landlord pursuant to this Section, Tenant may provide information prepared for others or for other purposes as opposed to providing information specifically prepared for Landlord.

Notwithstanding the foregoing language of this section requiring Tenant to furnish financial information within 45 days of each fiscal quarter, in the event Tenant is no longer a public company, Tenant’s obligation to furnish financial information shall be not more frequently than once in any 12 consecutive month period.

7.0	UTILITIES AND LANDLORD'S SERVICES

7.1.
Utilities. Tenant shall, at Tenant’s own expense and subject to all applicable terms and conditions of this Lease, arrange for all utilities Tenant requires for use in and about the Building or elsewhere on the Property, including, without limitation, natural gas, electricity and water and sewer, and Tenant shall pay when due all charges for and or relating to such utilities. Tenant shall pay such charges whether such charges shall be made directly by a public, quasi-public or private utility company, by a governmental authority or subdivision or department thereof or by any other entity providing or delivering such utilities. Tenant shall pay any tax or other charge imposed by any governmental authority if based on a similar service used in the Building or elsewhere on the Property by Tenant. Such charges, if payable to Landlord, shall be due within 10 days of presentation of bills therefor. If Landlord shall pay any of such charges, Tenant shall reimburse Landlord upon demand.

Tenant's use of utilities shall not at any time exceed the capacity of any of the pipes, feeders, risers or other conductors or equipment in, on or otherwise serving the Building or other portions of the Property (the “Utility Systems”). In order to help ensure that such capacity is not exceeded and to avert possible adverse effects upon the utility services for the Building or the Property, Tenant shall obtain Landlord's prior written consent before Tenant shall connect to the Utility Systems any fixtures, appliances or pieces of equipment other than those which, without modification to the Utility Systems, (i) may be safely connected to the existing Utility Systems in compliance with all applicable laws, utility provider and insurance company regulations and guidelines and terms and conditions of this Lease and (ii) will not cause permanent damage or injury to the Building or any other portion of the Property or cause or create a dangerous condition or in any way diminish the value of the Building or the Property, all as determined by Landlord in Landlord’s sole discretion.

Without limiting the generality of Section 8.2, “Alterations and Improvements by Tenant.” or any other applicable Section of the Lease, Tenant shall not make any alteration or addition to the Utility Systems or related equipment in the Building or elsewhere on the Property without the prior written consent of Landlord in advance and in each instance. Any alteration or additions to the Utility Systems, including, without limitation, additional pipes, feeders, risers or the like and any other equipment proper and necessary in connection with such additional pipes, feeders, or risers or the like (collectively “Modified Utility Delivery Facilities”) which may be necessary to meet Tenant's utility needs, may upon Tenant's request and Landlord’s consent (as required above in this grammatical paragraph or as may be otherwise required under the Lease) and at the sole cost and expense of Tenant, be installed in accordance with plans and specifications therefor that have been approved in advance and in writing by Landlord; provided, however that the foregoing language of this sentence shall not be deemed to obligate Landlord to consent to any particular plans or specifications or any particular request of Tenant relating to Modified Utility Delivery Facilities. Landlord agrees not to unreasonably withhold, delay or condition Landlord’s consent with respect to any Modified Utility Delivery Facilities, provided such Modified Utility Delivery Facilities are permissible under applicable law, utility provider and insurance company regulations and guidelines, all terms and conditions of this Lease and the installation of such Modified Utility Delivery Facilities will not cause permanent damage or injury to the Building or any other portion of the Property or cause or create a dangerous condition or in any way diminish the value of the Building or the Property, all as determined by Landlord in Landlord’s sole discretion; and provided further that, notwithstanding anything to the contrary above in this Section or elsewhere in the Lease, Landlord may elect to require (a) Tenant, at Tenant's expense, at the expiration or earlier termination of this Lease, to remove the Modified Utility Delivery Facilities and repair and damage to the Building or the Property caused by such removal and or restore the Building and the Property (as the case may be) to substantially the same condition as prior to the installation of the Modified Utility Delivery Facilities or (b) pay to Landlord the cost (as determined by Landlord) to remove the Modified Utility Delivery Facilities and perform the related repairs and restoration contemplated in above in this sentence; provided, however, that, if prior to the installation of particular Modified Utility Delivery Facilities and as part of Tenant's request for Landlord's approval of such Modified Utility Delivery Facilities, Tenant requests in writing that Landlord indicate whether Landlord will require Tenant to remove the Modified Utility Delivery Facilities and whether and how Tenant will be required to repair and or restore the Building or other portion of the Property related to the Modified Utility Delivery Facilities, Landlord shall respond to Tenant reasonably, promptly and in writing and Landlord shall only be able to require Tenant to perform the removal and restoration described in such Landlord response with respect to the Modified Utility Delivery Facilities.

Tenant, at Tenant's expense, shall purchase, install and replace all light bulbs or tubes or other consumable light emitting devices used in and about the Property. Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may incur if the quantity, character, or supply of any utility is changed or is no longer available or suitable for Tenant's requirements..

7.2.	Intentionally Omitted.

7.3.
Heat and Air Conditioning. Tenant, at Tenant's sole expense, shall provide such heating, ventilation and air conditioning as Tenant shall require and shall cause the Premises to remain heated, ventilated and cooled so as to prevent damage to the Building, including, without limitation, the mechanical and other systems serving the Building. Tenant shall maintain the heating, ventilating and air conditioning ("HVAC") systems serving the Premises (“HVAC Systems”) in good order and repair throughout the Term, which obligation shall include, without limitation, all maintenance, repairs and replacements. Throughout the Term, Tenant shall maintain HVAC service and preventative maintenance contracts, which contracts and related contractors shall be subject to Landlord's approval in advance in each instance and in all respects. Each such HVAC contract shall include a requirement that, on a semi-annual basis, the contractor provide Landlord with reasonable documentation demonstrating that HVAC equipment maintenance and repair is being performed regularly and in accordance with applicable laws, manufacturer's recommendations and industry best practices. If any such contractor fails to provide such documentation, Tenant shall be responsible for providing same. At the expiration or earlier termination of the Term, Tenant shall, at the request of Landlord, assign any HVAC contracts to Landlord.

7.4.	Intentionally Omitted.

7.5.	Intentionally Omitted.

7.6.
Cleaning. Tenant, at Tenant’s sole expense shall furnish such cleaning services to the Building or other portions of the Property as Tenant may require or as may be necessary to perform Tenant’s obligations under this Lease.

7.7.
Other Maintenance and Services. Except as otherwise provided in the articles entitled "CASUALTY" and "CONDEMNATION - EMINENT DOMAIN", and in addition to Tenant's obligations in the Article contained herein entitled "MAINTENANCE OF AND IMPROVEMENTS TO PREMISES" and elsewhere in this Lease, Tenant shall (a) keep and maintain the entire Building and the Property in good condition and repair, including, without limitation the roof membrane, deck and structure, exterior walls and windows, structural floor slabs and columns, all heating and air conditioning, tenant process and other systems in or serving the Building, and all utility systems on the Property and serving the Building or other portions of the Property (including, without limitation, all elements of such utility systems, whether such elements are above or below ground or inside or outside the Building, (b) keep and maintain all exterior lighting on the Property in good condition and repair, (c) keep and maintain the Parking Areas, the Outside Storage Area and all walkways, roadways and other pedestrian or vehicular travel areas on the Property clean and in good condition and repair and remove all snow and ice therefrom and (d) provide grounds maintenance to all landscaped areas on the Property. Tenant’s obligations above in this Section shall be performed to a first class suburban Boston and Waltham, Massachusetts office building standard. Notwithstanding any interpretation of the immediately preceding two sentences to the contrary, Tenant’s obligation to “keep and maintain” and “provide grounds maintenance” shall include, without limitation, all repairs, maintenance and replacements as may be applicable to keep and maintain the particular element of the Property to the first class Waltham, Massachusetts office building standard or to such higher standard as may be otherwise required pursuant to this Lease.

Notwithstanding anything to the contrary contained in this Section, provided that any replacement is not in whole or in part due to or exacerbated by the failure of Tenant to perform Tenant’s obligations under the Lease or the negligence or willful misconduct of any person whomsoever (other than Landlord or Landlord’s agents, contractors or employees acting with respect to Landlord within the scope of their agency, contract or employment) or any change in laws, rules, orders or regulations of federal, state, county or local governments, Tenant shall not be required to “replace” the roof membrane and Landlord, upon Landlord’s own independent reasonable determination that replacement is in fact required, shall, at Landlord’s expense (without reimbursement from Tenant), replace the roof membrane. For the purposes of this Section, “replace” shall be deemed to mean the removal and replacement of more than 20% of the entire roof membrane.

7.8.
Landlord Reservations. If Landlord is at any time exercising Landlord’s rights with respect to the performance of certain work as described in the immediately following paragraph or other applicable provisions of this Lease, Landlord reserves the right to interrupt, curtail, stop or suspend the furnishing of services and the operation of any Building or Property system, when necessary by reason of accident or emergency, or of repairs, alterations, replacements or improvements in the reasonable judgment of Landlord desirable or necessary to be made, or of difficulty or inability in securing supplies or labor, or of strikes, or of any other cause beyond the reasonable control of Landlord, whether such other cause be similar or dissimilar to those herein above specifically mentioned, until said cause has been removed. Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage, or suspension of service or system, except that Landlord shall exercise reasonable diligence to eliminate the cause of same. Except in the event of an emergency, Landlord agrees to provide reasonable notice prior to interrupting, curtailing, stopping or suspending the furnishing of services and the operation of any Building systems and (except when such interruption, curtailment, stoppage or suspension is due or related to a default by Tenant under the Lease or a condition caused by or exacerbated by Tenant) to schedule such work so as to minimize unreasonable disruption of Tenant’s use of the Premises for the permitted Use of the Premises.

Landlord reserves the right for itself from time to time to perform such work as Landlord determines is necessary or desirable with respect to maintaining, repairing or replacing (a) the roof membrane, deck and structure, exterior walls and windows, structural floor slabs and columns of the Building, (b) walkways, roadways and parking areas (including, without limitation, the Parking Areas) on the Property (including, without limitation, exterior lighting and snow and ice removal) and (c) grounds maintenance to landscaped areas. Landlord’s exercise of such right at an time or from time to time shall not affect Tenant’s other obligations under the Lease and Tenant shall, in accordance with the applicable provisions of this Lease, reimburse Landlord for Landlord’s costs related to such maintenance, repairs and services, including without limitation, hourly fees for administrative and management personnel and an allocation for overhead and profit (all of the foregoing, collectively, “Landlord’s Costs”); provided that Landlord’s Costs shall be reasonable and reasonably consistent with the market in general for such maintenance, repairs and services.

With respect to payments due from Tenant to Landlord under this Lease (other than Annual Base Rent) and also in the event Landlord exercises Landlord's rights provided in the immediately preceding paragraph, Tenant shall, if, as and when demanded by Landlord and with each Monthly Installment of Annual Base Rent (and on or before the first Business Day of each month during which Tenant may have been relieved of Tenant’s obligation to pay Annual Base Rent pursuant to the last sentence of Section 6.1, “Annual Base Rent.”), make Operating Fund Payments to Landlord. "Operating Fund Payments" shall refer to such payments as Landlord shall determine from time to time to be sufficient to provide in the aggregate a fund adequate to pay, when they become due and payable, all payments required from Tenant under this Lease, including, without limitation, Landlord’s Costs. In the event that Landlord determines at any time and from time to time that the amount then set for the payment of Operating Fund Payments will not be adequate to pay all payments required from Tenant under this Lease, Landlord may increase the amount of subsequent Operating Fund Payments as applicable and Tenant shall pay the Operating Fund Payments as so adjusted.

Landlord shall, deliver to Tenant an annual statement (the "Landlord's Annual Statement") of Landlord's Costs and Operating Fund Payments for the immediately preceding calendar year. Landlord's Annual Statement shall be delivered to Tenant as soon as reasonably practical after Landlord's compilation of the required information. Upon Tenant's receipt of Landlord's Annual Statement, either (a) Tenant shall pay to Landlord the amount by which Landlord's Costs exceed the Operating Fund Payments for the applicable calendar year or (b) Landlord shall account to Tenant for the amount by which the Operating Fund Payments exceed Landlord's Costs for the applicable calendar year (which excess amount may be credited by Landlord against future Operating Fund Payments or refunded to Tenant at Landlord's option).

Provided Tenant is not then in default and is current with all payments required under this Lease (including, without limitation, all Operating Fund Payments), Tenant shall have the right to request that Landlord make available to Tenant and allow Tenant to copy such information as is reasonably available to Landlord and reasonably necessary for the purpose of allowing Tenant to verify the information contained in Landlord's Annual Statement ("Annual Statement Information"). If Landlord does not receive such Tenant request within thirty (30) days after providing Tenant with Landlord's Annual Statement, then Tenant's right to receive any Annual Statement Information and to contest Landlord's Annual Statement shall be deemed waived. If Tenant's request for the Annual Statement Information is timely received by Landlord, then within 30 days after Landlord's receipt of Tenant's request, the Annual Statement Information shall be made available to Tenant at Landlord's offices or, at Landlord's election, the place where Landlord keeps Landlord’s records. No such request shall extend the time within which Tenant is required to pay any amounts shown in Landlord's Annual Statement or any Operating Fund Payments. Notwithstanding anything to contrary contained above in this paragraph, under no circumstance shall Tenant use any consultant or other third party to review the Operating Expense Information if such consultant or other third party is being paid on a contingency basis and Landlord shall have no obligation to respond in any way to any such consultant or other third party. Within thirty (30) days after Landlord notified Tenant that the Annual Statement Information was available to Tenant, Tenant shall notify Landlord as to any part of Landlord's Annual Statement to which Tenant objects, in which event (unless the parties are able to resolve Tenant's objections) the matter shall be submitted to arbitration in accordance with the commercial rules of the American Arbitration Association. If Tenant does not make objection within such 30 day period, Tenant shall be deemed to have waived any objection and shall have no further right to challenge or object to the information set forth in Landlord's Annual Statement. Tenant agrees that all information provided to Tenant by Landlord and the resolution of all disputes shall be maintained as confidential, except as may be required to enforce Tenant's rights under this Lease.

8.0	MAINTENANCE OF AND IMPROVEMENTS TO PREMISES

8.1.
Changes or Alterations by Landlord. Landlord reserves the right, exercisable by itself or its nominee, at any time and from time to time without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor or otherwise affecting Tenant's obligations under this Lease, to (i) make such changes, alterations, additions or improvements in or to the Parking Areas or other portions of the Land as Landlord may deem reasonably necessary or desirable, (ii) to change the arrangement and/or location of curb cuts, roadways, walkways, parking spaces, landscaped areas, exterior lighting, utility feeds and equipment and other such exterior elements of the Property and (iii) add to or diminish or otherwise change the Land, provided, however, that (a) there be no unreasonable obstruction of the right of access to, or unreasonable interference with the use and enjoyment of the Premises by Tenant for the permitted Use of the Premises and (b) the number of legal sized parking spaces existing and striped on the Property immediately prior to the exercise of Landlord’s rights pursuant to this sentence shall not be reduced. In the event Landlord exercises Landlord’s rights above in this Section, Landlord shall make reasonable efforts to perform any construction work during such times in such a manner as to minimize interference with Tenant’s use of the Premises for the permitted Use of the Premises; provided however that Landlord shall not be obligated to perform such work during non-business or “off” hours or during such times as would necessitate Landlord paying overtime or premium rates for labor, services, materials or otherwise. Nothing contained in this Article shall be deemed to relieve Tenant of any duty, obligation or liability of Tenant with respect to making or causing to be made any repair, replacement or improvement or complying with any law, order or requirement of any governmental or other authority. Landlord reserves the right to from time to time change the address of the Building or the Property. Notwithstanding anything to the contrary contained in this Section or elsewhere in the Lease, except and to the extent Landlord is exercising Landlord’s rights pursuant to Section 15.3 of this Lease, “Fees and Expenses.”, Landlord shall not electively change the location of walls or doors or make other changes inside the Building without first obtaining Tenant’s consent, which consent Tenant shall not unreasonably withhold, delay or condition if such changes do not adversely affect Tenant’s use of the Premises for the permitted Use of the Premises, and which consent Tenant may withhold in Tenant’s discretion if such changes adversely affect Tenant’s use of the Premises for the permitted Use of the Premises.

8.2.
Alterations and Improvements by Tenant. Except to the extent specifically provided below, Tenant shall make no alterations, decorations, installations, removals, additions or improvements in or to the Building or elsewhere on the Property, nor permit any holes to be drilled or made in or on the Building or elsewhere on the Property (collectively referred to as “Tenant Alterations”) except in each instance in such place and manner and by contractors or mechanics all as shall first have been approved in advance and in writing by Landlord. Landlord agrees not to unreasonably withhold such approval provided that (a) the Lease is in full force and effect, (b) Tenant is not and has not at any time been in default under the Lease beyond any applicable notice and cure period and no condition known to Tenant or Landlord exists which with the passage of time or the giving of notice would constitute a default under the Lease and (c) the proposed Tenant Alterations are consistent with and directly related to the use of the Premises by Tenant for the permitted Use of the Premises, not visible from the exterior of the Building and do not adversely affect the value of the Building or the ability to lease the Building as a first class bio-technology lab/office building. No such installations or other work shall be undertaken or begun by Tenant until Landlord has approved written plans and specifications therefor; and no amendments or additions to such plans and specifications shall be made without prior written consent of Landlord. Notwithstanding anything to the contrary contained above in this Section, during the Term of the Lease Tenant may, without the prior approval of Landlord, perform non-structural alterations, provided that (1) the total cost of all such alterations in the aggregate does not exceed $100,000.00 in any one year, (2) in advance of any such alterations, Tenant provides Landlord with (a) construction drawings stamped by a registered architect and showing the proposed alterations, (b) a certification stating the cost of the proposed alterations and signed by an officer of the entity constituting Tenant and (c) if required by the City of Waltham, a building permit for the proposed alterations issued by the City of Waltham and (3) such alterations do not adversely affect the value of the Building or the ability to lease the Building as a first class bio-technology lab/office building. All alterations, decorations, installations, removals, additions and improvements contemplated above in this Section shall be done at the sole expense of Tenant in such manner as Landlord may reasonably designate. If Tenant shall make any alterations, installations, removals, additions or improvements, then Landlord may elect to require Tenant, at Tenant's expense, at the expiration of this Lease, to restore the Building and the Property (as the case may be) to substantially the same condition as existed at the Term Commencement Date; provided however that if prior to the installation of such items and as part of Tenant's request for Landlord's approval of such items, Tenant requests in writing that Landlord indicate whether and how Tenant will be required to restore the Building or other portion of the Property, Landlord shall respond to Tenant reasonably, promptly and in writing and Landlord shall only be able to require Tenant to perform the restoration described in such Landlord response.

8.3.
Tenant's Contractors - Mechanics' and Other Liens - Standard of Tenant's Performance - Compliance with Laws. Whenever Tenant shall make any alteration, decoration, installation, removal, addition or improvement or do any other work in or to the Building or elsewhere on the Property, Tenant will strictly observe the following covenants and agreements:

(a) In no event shall any material or equipment be incorporated in or added to the Building or any other portion of the Property in connection with any such alteration, decoration, installation, addition or improvement which is subject to any lien, charge, mortgage or other encumbrance of any kind whatsoever or is subject to any security interest or any form of title retention agreement. Any notice of contract or mechanic's or materialmen's lien filed against the Property or any portion thereof for work claimed to have been done for, or materials claimed to have been furnished to Tenant shall be removed or discharged by Tenant within ten (10) days thereafter, at the expense of Tenant, by filing the bond required by law or otherwise. If Tenant fails so to remove or discharge any lien, Landlord may do so at Tenant's expense and Tenant shall reimburse Landlord for any expenses or costs incurred by Landlord in so doing upon demand.

(b) All installations or work done by Tenant under this or any other Article of this Lease shall be at Tenant’s own expense (unless expressly otherwise provided) and shall at all times comply with (i) laws, rules, orders and regulations of governmental authorities having jurisdiction thereof; (ii) orders, rules and regulations of any insurance rating bureau if and as applicable; and (iii) plans and specifications prepared by and at the expense of Tenant and approved by Landlord prior to the commencement of any work.

(c) Tenant shall procure all necessary permits before undertaking any work in the Building or elsewhere on the Property; do all such work in a good and workmanlike manner, employing materials of good quality and complying with all governmental requirements, and defend, save harmless, exonerate and indemnify Landlord from all injury, loss or damage to any person or property occasioned by or growing out of such work.

8.4.
Fixtures, Equipment and Improvements - Removal by Tenant. All fixtures, equipment, improvements and appurtenances attached to or built into the Building or other portion of the Property prior to or during the Term, or any extension thereof, whether (x) by Landlord, at Landlord’s expense or at the expense of Tenant, (y) by any previous tenant or (z) by Tenant shall be and remain part of the Premises and shall not be removed by Tenant at the end of the Term unless Landlord shall request Tenant to remove any of such fixtures, equipment, improvements and appurtenances, in which event Tenant shall remove such at Tenant's expense. Where not built into the Premises and, if furnished and installed by and at the sole expense of Tenant, all removable furniture, trade fixtures and business equipment shall not be deemed included in such fixtures, equipment, improvements and appurtenances and may be, and upon the request of Landlord shall be, removed by Tenant, at Tenant's expense, upon the condition that such removal shall not materially damage the Building, the Property or any portion thereof and that the cost of repairing any damage to the Building, the Property or any portion thereof (as the case may be) arising from such removal shall be reimbursed to Landlord upon demand, provided, however, that any of such items toward which Landlord shall have granted any allowance or credit to Tenant shall be deemed not to have been furnished and installed by or at the sole expense of Tenant.

Notwithstanding any interpretation of the foregoing language to the contrary, it is intended that unless Landlord notify Tenant otherwise (as is Landlord’s right pursuant to this paragraph), at the expiration or earlier termination of the Term, the Premises, the Building and the Property should be left as a fully built out laboratory facility with the exception of those furniture, fixtures and equipment not attached and not built into the Premises which are typically specific to specific laboratory users. The standard for determining whether something is attached to or built into the Premises (i.e. the Building or elsewhere on the Property with respect to Tenant's tenancy) is that if the removal of an item (i) requires tools or special skills for removal, (ii) has any material effect on the function or proper operation of other Building or built-in laboratory systems or (iii) necessitates replacement, modification or repair of any other item attached to or built into the Building or other portion of the Property, then such item shall be deemed attached to or built into the Premises. For convenience, this condition of having been deemed attached to or built into the Premises is referred to in the balance of this paragraph as “built in”. The following are examples (without intended limitation) of items that are built in and NOT built in. Shelving affixed to a wall with screws or other type of fasteners is built in. Freestanding shelving is NOT built in. A computer connected to a 110v convenience outlet by a simple electrical cord and plug but used for controlling Building or other built in laboratory systems is built in. A computer connected in the same way but NOT used for controlling Building or built in laboratory systems is NOT built in. Ice machines, drying ovens and telephone/data network equipment shall specifically be deemed to be built in.

Notwithstanding anything to the contrary contained above in this Section 8.4, “Fixtures, Equipment and Improvements - Removal by Tenant.”, the items specifically identified on Exhibit E, “Tenant’s Removable Equipment” may be, and upon the request of Landlord shall be, removed by Tenant, at Tenant's expense, and the cost of demolishing, capping, terminating, securing or making safe any utility connections related to the removal of any Tenant’s Removable Equipment or the removal of other items from the Premises along with the cost of repairing any damage to the Building, the Property or any portion either arising from such removal shall be paid by Tenant to Landlord upon demand.

Improvements in the Premises made by Tenant, approved in advance and in writing by Landlord pursuant to Section 8.2 ("Alterations and Improvements by Tenant.") and completed prior to the Latest Completion Date (as defined above in Section 4.1, “Occupancy As Is.”), including, without limitation, Approved Reimbursable Improvements, shall be deemed “Tenant’s Initial Improvements”. Notwithstanding anything to the contrary contained above in this Section 8.4, “Fixtures, Equipment and Improvements - Removal by Tenant.” or elsewhere in this Lease, Landlord shall not require Tenant to remove fixtures, equipment, improvements and or appurtenances attached to or built into the Building or other portion of the Property as part of Tenant’s Initial Improvements, unless at the time Tenant seeks consent for Tenant’s Initial Improvements, Landlord conditions Landlord’s consent to Tenant’s Initial Improvements upon such removal, in which case, Landlord may require removal but only to the extent such removal requirement is a condition of Landlord’s consent.

8.5.
Repairs by Tenant. In addition to all of Tenant’s other obligations under the Lease, including, without limitation, Tenant obligation under Section 7.3, “Heat and Air Conditioning.” and Section 7.7, “Other Maintenance and Services.”, Tenant shall keep or cause to be kept the entire Building and all other portions of the entire Property in such repair, order and condition as the same are in on the Term Commencement Date or such better condition as they may be put in during the Term hereof, reasonable wear and tear excepted but in no event in less than good and safe condition. With respect to casualty and condemnation, Article 13.0, "CASUALTY" and Article 14.0, "CONDEMNATION - EMINENT DOMAIN" shall govern respectively. Without limiting the generality of the foregoing, Tenant shall keep all windows and other glass whole and in good condition, and shall replace the same whenever broken with glass of the same quality and appearance and Tenant shall keep all interior and exterior doors (including, without limitation, all related frames, hardware, locks, closers and the like) operable and in good condition.

8.6.
Locks. Tenant, at Tenant’s expense and subject to all other applicable provisions of the Lease (including, without limitation, Section 8.2, “Alterations and Improvements by Tenant.” and Section 11.3, “Access to Premises.”), shall provide and maintain such access control mechanisms and equipment as Tenant may from time to time require.

8.7.
Tenant's Improvements and Condition of Premises at Termination. Subject to all other applicable provisions of this Lease, including, without limitation, the provisions of Section 7.3, “Heat and Air Conditioning.” and Section 7.7, “Other Maintenance and Services.”, upon the termination of this Lease and any extension thereof, by its own terms or otherwise, Tenant shall remove Tenant’s goods and effects and those of all persons claiming by, through or under Tenant from the Building and all other portions of the Property and shall peaceably yield up to Landlord the Building and all other portions of the Property and all alterations, erections, additions and improvements pursuant to the Section entitled “Fixtures, Equipment and Improvements - Removal by Tenant.”, in good repair, order, and condition in all respects, reasonable use and wear (which for the purposes of this paragraph shall not be deemed to include holes in floors or walls or special wiring caused by the installation of Tenant's fixtures or equipment) and damage resulting from the negligence of Landlord or Landlord’s agents, contractors or employees (acting with respect to Landlord within the scope of their agency, contract or employment) excepted but in no less than good and safe condition. It is further agreed and understood that at the termination of this Lease or any extension thereof, Tenant shall have restored the Building and the Property to good repair, order and condition in all respects, including but not limited to repair of all floor surfaces damaged by the removal of partitions, machinery and equipment, and shall restore all floor areas to a good condition and repair, using materials to provide a consistent floor surface, satisfactory to Landlord; and shall have cleaned and removed accumulations of dirt and particles, oils, greases, and discolorations from all surfaces resulting from Tenant's processes and shall leave the Building and all other portions of the Property broom clean.

Tenant represents and warrants that Tenant has inspected the Property and that, as of the date of this Lease, the Premises and all other portions of Building and the Property are in good condition free of defects (including, without limitation, holes, cracks or other visible damage to floors, interior and exterior walls and windows, columns, roof, roadways, the Parking Areas and landscaped areas). Without intended limitation and in addition to all other obligations of Tenant under this Lease, the Premises and all other portions of the Building and the Property shall, at Tenant’s sole expense, at the end of Term or earlier termination of this Lease, be surrendered to Landlord free of any damage or contamination caused by or exacerbated by Tenant’s use of the Building and or the Property or otherwise caused by or exacerbated by any person or entity other than Landlord or Landlord’s employees, agents or contractors acting respect to the Property within the scope of their employment, agency or contract; provided however that, notwithstanding anything to the contrary above in this paragraph, Tenant shall not be responsible for Hazardous Materials existing as of the date of this Lease (if any) and caused by persons or entities other than (i) Tenant or (ii) persons or entities claiming by through or under Tenant, to the extent that the presence of such Hazardous Materials has not been exacerbated by Tenant, persons or entities claiming by through or under Tenant, or Tenant’s use of the Building and or the Property as a result of gross negligence or willful misconduct.

With respect to casualty and condemnation, Article 13.0, "CASUALTY" and Article 14.0, "CONDEMNATION - EMINENT DOMAIN" shall govern respectively.

9.0	INSURANCE, INDEMNIFICATION, EXONERATION AND EXCULPATION

9.1.
Tenant’s Insurance. Tenant shall procure, keep in force and pay for insurance covering all claims and demands for injury to or death of persons or damage to property arising out of or related to Tenant's occupancy of the Premises. Insurance shall not be in amounts less than the following:

COMMERCIAL GENERAL LIABILITY
$1,000,000    combined single limit per occurrence, Coverage A
$1,000,000    personal and advertising injury liability, Coverage B
$1,000,000    products/completed operations liability aggregate
$ 5,000    medical payments
$ 50,000    fire damage legal liability
$2,000,000    general aggregate

The general liability insurance is to be written on the 2001 Insurance Services Office form or its equivalent.

UMBRELLA LIABILITY
$5,000,000    each occurrence
$5,000,000    aggregate

WORKERS' COMPENSATION
Coverage A Workers' Compensation –Statutory
Coverage B Employer's Liability -    $500,000 bodily injury by accident, each accident
                    $500,000 bodily injury by disease, each employee
                    $500,000 bodily injury by disease, policy aggregate

AUTOMOBILE LIABILITY
$1,000,000 Combined single limit, each accident applying to all owned, hired and nonowned automobiles

GLASS COVERAGE
Covering interior glass windows in the Premises, if any, in such reasonable amounts as may be established from time to time by Landlord.

CONTENTS AND LEASEHOLD IMPROVEMENTS COVERAGE
Adequately insuring all property situated in the Building or elsewhere on the Property and belonging to or removable by Tenant.

TENANT IMPROVEMENTS COVERAGE
Including (i) property insurance on a “Special Form” (formerly “All Risk” form) (including earthquake and flood in reasonable amounts as determined by Landlord) in an amount not less than 100% of the then full replacement cost of Tenant Improvements (as defined in paragraph (a) of Article 13.0, “CASUALTY”), (ii) insurance for loss or damage or loss of use (direct or indirect) from steam boilers, pressure vessels or similar apparatus now or hereafter installed in the Building, or elsewhere on the Property, in the minimum amount of $5,000,000.00 or in such greater amounts as are then customary for properties similar to the Property and (iii) insurance against abatement or loss of rent in case of loss under this paragraph or other peril similarly insured against in an amount equal to Rent payments to be made by Tenant for eighteen months based on the Rent paid or payable for the most recent complete Lease Year. The phrase “replacement cost” shall mean the actual replacement cost of Tenant Improvements, including and increased costs of construction endorsement (if available) and the cost of debris removal and the cost of architectural, engineering and other expenses in connection with repairing and restoring Tenant Improvements.

BUSINESS INTERRUPTION COVERAGE
Providing such coverage as is customarily carried by responsible and prudent life science/bio-technology tenant in the Boston/Cambridge/Waltham Massachusetts markets.

All insurance coverages required pursuant to this Section shall not be less than such higher amounts as may from time to time be customarily carried by responsible and prudent tenants of comparable premises in the Boston/Cambridge/Waltham market area and as may be required by Landlord from time to time. Provided that the Premises are separately scheduled on any such policy or policies and the coverage(s) provided fulfills Tenant’s obligations to provide insurance as set forth in this Lease, the insurance required pursuant to this Section may be provided by means of a policy or policies of blanket insurance covering additional items or additional locations.

9.2.
Additional Insureds. Tenant shall add Landlord and such other entities or individuals (with an insurable interest in the Property) as Landlord may, from time to time, direct as Additional Insureds on a primary basis on Tenant's Commercial General Liability, Umbrella Liability, and Automobile policies.

With respect to glass, and Tenant Improvements coverages, Landlord shall be named as Loss Payee As Their Interest May Appear.

9.3.
Certificates of Insurance. All insurance required under the Lease shall be effected with insurers authorized to do business in the Commonwealth of Massachusetts under valid and enforceable policies. Such insurance shall provide that it not be cancelled without such insurers endeavoring to provide reasonable advance notice to Landlord and each insured named therein; provided, however, that, notwithstanding any obligation of any insurer to provide Landlord notice in advance of policy cancellation or endeavor to provide Landlord notice in advance of policy cancellation, Tenant, upon having knowledge of any effective, pending or anticipated insurance policy cancellation, shall immediately give notice to Landlord of such cancellation; provided that no such notice by insurer or Tenant shall be deemed to waive, change, diminish or otherwise modify any obligation of Tenant to maintain the insurance policies, coverages and coverage limits as required pursuant to this Lease. On or before the first day of the term of this Lease and thereafter not less than fifteen (15) days prior to the expiration date of each expiring policy, certificates of such policies, issued by such insurers, together with evidence satisfactory to Landlord of the payment of all premiums for such policies, shall be delivered by Tenant to Landlord, or to any additional insureds, entities or individuals as Landlord may from time to time direct.

9.4.
Tenant's Compliance. Tenant covenants and agrees that during said term and for such further time as Tenant shall hold the Premises or any part thereof, Tenant will comply with all requirements of the Insurance Services Offices of Massachusetts and/or the Factory Mutual Engineering Association (or any similar bodies succeeding to their respective powers) and any local Board of Fire Underwriters; will not make or allow any use or occupation of the Building or any other portion of the Property that may make any insurance on the Building or any other portion of the Property, or the contents thereof, void or voidable; and that in the event that Tenant does or permits anything to be done in the Building or elsewhere on the Property (including, without limiting the generality of the foregoing, anything which in any way affects the sprinkler system) which: (a) is classified as a “common hazard” or “special hazard” by said Insurance Services Offices of Massachusetts (or its successor); (b) causes an aftercharge or (c) otherwise increases insurance rates and premium charges over those which would apply but for the doing of such thing, including, but without limiting the generality thereof, increases resulting from the refusal of the Factory Mutual Engineering Association (or any similar body succeeding to its business) to continue coverage of the Building, the Property or any portion thereof; then Tenant will promptly pay to Landlord on demand all costs, including, without limitation, all increased premium charges, caused by or related to the same for any and all of the following insurance:

insurance on the Building, the Property or any portion thereof against damage by fire or water (including, without limitation, insurance with extended coverage, demolition, sprinkler leakage and vandalism and malicious mischief endorsements) or Landlord's rental insurance.

9.5.
Indemnification. To the fullest extent permitted by law (and not limited by the amounts of any insurance coverage required of Tenant under this Lease), Tenant agrees to defend, indemnify and hold harmless Landlord (which term shall include, without limitation any of the managers, officers, trustees, directors, partners, beneficiaries, joint venturers, members, stockholders or other principals or representatives, disclosed or undisclosed, of Landlord or any managing agent) and such other entities or individuals with an insurable interest in the Property as Landlord may, from time to time, direct as additional insureds on Tenant's general liability, umbrella liability, automobile, glass and Tenant Improvements coverage policies, from and against any and all claims, liabilities, penalties, damages or expenses (including without limitation reasonable attorneys' fees) asserted against or incurred by them:

(a) on account of or based upon any injury to person, or loss of or damage to property sustained or occurring in or on the Property on account of or based upon the act, omission, fault, negligence or misconduct of any person whomsoever other than Landlord or Landlord’s agents, contractors or employees, acting with respect to Landlord within the scope of their agency, contract or employment;

(b) other than as caused by Landlord or Landlord’s agents, contractors or employees, acting with respect to Landlord within the scope of their agency, contract or employment and except for sub-surface contamination existing as of the date of this Lease (if any) and caused by persons or entities other than (i) Tenant or (ii) persons or entities claiming by through or under Tenant: (1) the presence, disposal, release or threatened release of any Hazardous Materials which are in, on, about or migrating from the Building or migrating from elsewhere on the Property and affecting any soil, water, vegetation, buildings, personal property, persons, animals or otherwise, (2) any lawsuit, brought or threatened, or government order relating to such Hazardous Materials, or (3) any violation of or failure to comply with any laws, orders, regulations, requirements or demands of government authorities, which are based upon or in any way related to such Hazardous Materials; and

(c) on account of or based upon (including moneys due on account of) any work or thing whatsoever done (other than by Landlord or Landlord’s agents, contractors, or employees of either) in the Building or elsewhere on the Property during the Term of this Lease and during the period of time, if any, prior to the Term Commencement Date or after the Term Expiration Date or earlier date on which the Lease is terminated when Tenant may have been given access to the Building or any other portion of the Property;

and, in case any action or proceeding be brought against Landlord by reason of any of the foregoing, Tenant, upon notice from Landlord, shall, at Tenant's expense, resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Landlord, it being agreed that such counsel as may act for insurance underwriters of Tenant engaged in such defense shall be deemed satisfactory.

9.6.
Property of Tenant. In addition to and not in limitation of the foregoing, and subject only to provisions of applicable law, Tenant covenants and agrees that all merchandise, furniture, fixtures, equipment and property of every kind, nature and description which may be in or upon the Building or elsewhere on the Property during the Term of this Lease, shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed for any cause or reason whatsoever other than the gross negligence or willful misconduct of Landlord, no part of said damage or loss shall be charged to, or borne by Landlord.

9.7.
Landlord's Liability. Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, electrical disturbance, water, rain, ice or snow or leaks from any part of the Building or any other portion of the Property or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or caused by any other cause of whatever nature, unless caused by or due to the negligence or willful misconduct of Landlord, its agents, contractors or employees acting, with respect to Landlord, within the scope of their agency, contract or employment; nor shall Landlord be liable for any such damage caused by other tenants or persons in the Building or elsewhere on the Property or caused by operations in construction of any private, public or quasi-public work; nor shall Landlord be liable for any latent defect in the Building or elsewhere on the Property. All of the limitations on Landlord's liability set forth in this Lease shall be subject to applicable law provided that, in any event, Tenant agrees to pursue and exhaust all claims under Tenant’s insurance and other remedies (and to waive such claims against Landlord to the extent Tenant obtains reimbursement through its insurance or other remedies) prior to seeking reimbursement from Landlord.

9.8.
Waiver of Subrogation. The parties hereto shall each endeavor to procure an appropriate clause in, or endorsement on, any fire or extended coverage insurance policy covering the Premises, the Building or any other portion of the Property and personal property, fixtures and equipment located thereon or therein, pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery, and having obtained such clauses and/or endorsements of waiver of subrogation or consent to a waiver of right of recovery each party hereby agrees that it will not make any claim against or seek to recover from the other for any loss or damage to its property or the property of others resulting from fire or other perils covered by such fire and extended coverage insurance; provided, however, that the release, discharge, exoneration and covenant not to sue herein contained shall be limited by the terms and provisions of the waiver of subrogation clauses and/or endorsements or clauses and/or endorsements consenting to a waiver of right of recovery and shall be coextensive therewith.

9.9.
Property Insurance. Except to the extent of Tenant’s insurance required pursuant to this Article, Landlord shall at all times during the Term carry a policy of insurance which insures the Building for the replacement cost thereof (subject, at Landlord's option, to commercially reasonable deductibles) against loss or damage by fire or other hazards (namely, the perils against which insurance is afforded by broad form property insurance policy "extended coverages" or, at Landlord's option, by a “special forms coverage” policy and, at Landlord's option, with traditional business interruption coverage); provided, however, that Landlord shall not be responsible for, and shall not be obligated to insure against (provided Landlord may elect to insure against), any loss of or damage to any personal property of Tenant or which Tenant may have in the Building or elsewhere on the Property or any trade fixtures installed by or paid for by Tenant and in the Building or elsewhere on the Property or any Tenant Improvements or other improvements which Tenant may construct in or on the Building or elsewhere on the Property, and Landlord shall not be liable for any loss or damage to such property, regardless of cause, including (subject to applicable laws) the negligence of Landlord or Landlord’s employees, agents, contractors, customers and invitees. The cost of the foregoing insurance and all other insurance maintained by Landlord with respect to the Property (including, without limitation, liability, property, boiler and machinery and lost rent insurance) shall be deemed to be included in Landlord’s Costs (described in Section 7.8, “Landlord’s Reservations.”) and shall be reimbursed to Landlord in accordance with the terms of this Lease.

9.10.
Landlord Indemnity. Landlord agrees to indemnify and hold harmless Tenant from and against any and all claims, liabilities, penalties, damages or expenses (including without limitation reasonable attorney's fees) asserted against or incurred by Tenant on account of or based upon any injury to person, or loss of or damage to property sustained or occurring in or about the Property to the extent same are on account of or based upon the negligence or willful misconduct of Landlord or Landlord’s agents, contractors or employees acting within the scope of their agency, contract or employment (as applicable) and not covered by insurance maintained (or required to be maintained, whichever is greater) by Tenant pursuant to this Lease. This Section 9.10 shall not be deemed to limit Tenant's obligations under Tenant's indemnification set forth in Section 9.5, “Indemnification.”, and this Section 9.10 shall be subject to the limitations set forth in Section 9.7, “Landlord’s Liability.”.

10.0	ASSIGNMENT, MORTGAGING, SUBLETTING, ETC.
Tenant covenants and agrees that neither this Lease nor the term and estate hereby granted nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred (whether voluntarily or by operation of law), and that neither the Building, the Property nor any part thereof, will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied, or permitted to be used or occupied, or utilized for any reason whatsoever, by anyone other than Tenant, or for any use or purpose other than Use of the Premises as stated in the Article contained herein entitled “REFERENCE DATA”, or be sublet, or offered or advertised for subletting, without the prior written consent of Landlord in every case.

Landlord agrees not to unreasonably withhold, delay or condition such consent provided that
(a) the Lease is in full force and effect,

(b) Tenant is not and has not at any time been in default under the Lease beyond any applicable notice and cure period and no condition known to Tenant or Landlord exists which with the passage of time or the giving of notice would constitute a default under the Lease,

(c) the financial worth of the proposed assignee or subtenant is satisfactory to Landlord, and

(d) any assignee or subtenant of the entire Premises shall assume, by written recordable instrument, in form and content satisfactory to Landlord, Tenant and any such subtenant or assignee, all acting reasonably, the due performance of all Tenant's obligations under this Lease, including any accrued obligations at the time of the assignment or subletting of the entire Premises or, in the case where a subtenant subleases a portion of the Premises, such subtenant acknowledges that the sublease is subject and subordinate to this Lease.

For purposes hereof, the transfer of a controlling interest in the corporation or other entity constituting Tenant shall be deemed an assignment of this Lease.

Notwithstanding the foregoing language of this Article to the contrary, provided that
(a) the Lease is in full force and effect,
(b) Tenant is not at the time of the effective date of a Permitted Transfer in default under the Lease beyond any applicable notice and cure period and has not at any time during the immediately preceding 12 months been in default under the Lease beyond any applicable notice and cure period and no condition known to Tenant or Landlord exists which with the passage of time or the giving of notice would constitute a default under the Lease and
(c) the Affiliate (as defined below) shall assume, by written recordable instrument, in form and content satisfactory to Landlord (the "Assumption Document"), the due performance of all Tenant's obligations under this Lease, including any accrued obligations at the time of the assignment or subletting,
(d) At the time of the Permitted Transfer, the ultimate parent (if any) of the Affiliate shall guaranty the full performance of Tenant's obligations under the Lease in a form acceptable to Landlord (an “Ultimate Parent Guaranty”) (provided, however, that, in the event an Ultimate Parent Guaranty is in Tenant’s reasonable judgement infeasible, inapplicable or otherwise not available and Landlord’s insistence on an Ultimate Parent Guaranty would in Tenant’s reasonable judgment prevent or unreasonably complicate the transaction giving rise to the contemplated Permitted Transfer, (i) in addition to all other information to be provided by Tenant to Landlord in conjunction with a Permitted Transfer, Tenant shall provide reasonable information and explanations to Landlord as to why an Ultimate Parent Guaranty is infeasible, inapplicable or otherwise not available, (ii) an Ultimate Parent Guaranty shall not be a condition of the applicable Permitted Transfer and (iii) the following shall apply. If the net worth of the assignee or subtenant Affiliate falls materially below the net worth of such Affiliate as of the date the financial information was provided to Landlord in conjunction with the applicable Permitted Transfer event, whether because of a transfer of assets by a parent entity or otherwise, (A) Tenant agrees to notify Landlord, (B) Landlord reserves the right to then require reasonable additional Tenant credit enhancement, including, without limitation, a guaranty of the Lease by another Tenant affiliated entity with a suitable net worth, a letter of credit, or some other commercially reasonable means of credit enhancement, and (C) Tenant agrees to cooperate and coordinate with Landlord in providing such guaranty, letter of credit or other credit enhancement) , and
(e) Tenant provides Landlord with a Notice of Permitted Transfer (as described and in accordance with the provisions below),
Landlord's consent shall not be required with respect to an assignment of this Lease or subletting of the entire Premises or any portion thereof to an Affiliate for such time as such entity remains an Affiliate. The foregoing shall be deemed a "Permitted Transfer".
For purposes of this Article, the term "Affiliate" shall be deemed to mean (a) any entity which controls, is controlled by or is under common control with Tenant or (b) any person or entity having a net worth equal to or greater than the greater of (x) the net worth of Tenant upon the date of this Lease or (y) the net worth of Tenant immediately prior to the Permitted Transfer (as determined in accordance with generally accepted accounting principles) and (i) to which a controlling interest in Tenant is transferred (e.g. by transfer of capital stock) or (ii) which acquires all or substantially all of the assets of Tenant (except in the case of bankruptcy) where the business of Tenant will continue to be operated as a going concern substantially the same as prior to such acquisition of such assets, but in each of the foregoing instances under clause (a) of this paragraph only for so long as such entity remains an "Affiliate" and thereafter Landlord's consent shall be required as otherwise provided above.
For purposes of this Article, the term "Notice of Permitted Transfer" shall be deemed to mean a notice to Landlord at least 10 Business Days in advance of any assignment or subleasing (subject to any legal restrictions governing the timing of such notice), which notice shall contain (1) the name and address of the Affiliate to which the Lease will be assigned or the entire Premises (or any portion thereof) will be sublet, (2) a description satisfactory to Landlord of the relationship between the Affiliate and Tenant, (3) evidence of the Affiliate’s financial condition in the form of a current balance sheet and income and expense statements (all prepared in accordance with generally accepted accounting principles and signed by an authorized officer of the Affiliate), (4) the effective date of the Permitted Transfer, (5) a copy of either (a) an assignment and assumption agreement wherein the assignee assumes all of Tenant's obligations under the Lease or (b) a sublease agreement wherein the subtenant acknowledges that the sublease is subject and subordinate to this Lease, (6) a copy of the Assumption Document (if not included as part of 5a or 5b above) and (7) a copy of the guaranty (or the guarantees, as the case may be) if applicable.

In connection with any request by Tenant for such consent, Tenant shall submit to Landlord, in writing, a statement containing the name of the proposed assignee, subtenant or other third party, such information as to its financial responsibility and standing as Landlord may require, all of the terms and provisions upon which the proposed transaction is to take place and such other information as Landlord may require. In addition, along with Tenant's written request for consent, Tenant shall deliver to Landlord a non-refundable assignment/sublease review fee of $2,500 which shall be applied against assignment/sublease costs (if any) which are to be reimbursed by Tenant to Landlord as provided below in this Article 10.0, “ASSIGNMENT, MORTGAGING, SUBLETTING, ETC.”.

The “Assignment/Sublease Consideration” shall be the consideration (including, without limitation, all forms of rent and additional rent) payable by the assignee or subtenant on account of an assignment of the Lease or sublease of all or a portion of the Premises. For the purposes of this calculation, the Assignment/Sublease Consideration shall be deemed to not include so called “pass-through” charges or charges that will be passed through to an assignee or subtenant. The following are examples (without limitation) of typical “pass-through” charges: operating expenses and real estate taxes to be paid directly by Tenant, Landlord’s Costs (described in Section 7.8, “Landlord’s Reservations.”) and Real Estate Taxes to be reimbursed to Landlord and the like.

The “Lease Rent” shall be the Annual Base Rent and Additional Rent pursuant to the Lease, prorated on a per diem basis and allocated on a per square foot basis to the portion of the Premises subject to an assignment or sublease. For the purposes of this calculation, “Additional Rent” shall be deemed to exclude the Assignment/Sublease Excess Rent as defined below or any pass-through charges not included in the Assignment/Sublease Consideration pursuant to the immediately preceding paragraph.

“Tenant’s Assignment/Sublease Costs” shall be deemed to include the actual and reasonable out-of-pocket expenses paid by Tenant to third parties in connection with the assignment of the Lease or sublease of all or a portion of the Premises for (a) brokerage commissions and (b) construction of certain improvements in the Premises (or construction “allowances” applicable for such improvements if and to the extent such improvements are actually completed and paid for by Tenant). For the purpose of calculating Tenant’s Assignment/Sublease Costs, such improvements in the Premises shall be deemed to specifically include only changes in the locations of walls and doors (and plumbing, electrical, HVAC, fire protection and ceiling changes related to such changes in the locations of walls and doors) and shall specifically not include changes in telecommunications or data wiring or related equipment or any other changes. For purposes of the calculation hereunder, Tenant’s Assignment/Sublease Costs shall be amortized over the term of the Assignment or Sublease, as the case may be, and applied on a monthly basis to the determination of Assignment/Sublease Excess Rent (as set forth below)

If the Assignment/Sublease Consideration exceeds the Lease Rent plus Tenant’s Assignment/Sublease Costs (except in the case of a Permitted Transfer), Tenant shall pay to Landlord 75% of such excess (the “Assignment/Sublease Excess Rent”). The Assignment/Sublease Excess Rent shall be paid to Landlord as Additional Rent in equal monthly installments during the balance of the Term with respect to an assignment and over the sublease term with respect to a sublease, and shall be payable on the first day of each month beginning with the first full month during which the assignment or sublease is effective.

Notwithstanding the foregoing provisions of this Article, in the event Tenant proposes to assign this Lease or enter into a sublease such that all or substantially all of the Premises will have been sublet, Landlord, at Landlord's option (except in the case of a Permitted Transfer), may give to Tenant, within thirty (30) days after the submission by Tenant to Landlord of the statement required to be submitted in connection therewith, a notice terminating this Lease on the date (referred to as the “Earlier Termination Date”) immediately prior to the effective date of the proposed assignment or the proposed commencement date of the term of the proposed subletting, as set forth in such statement, and, in the event such notice is given, this Lease and the Term shall come to an end and expire on the Earlier Termination Date with the same effect as if it were the date originally fixed herein for the end of the Term of this Lease, and the Rent shall be apportioned as of said Earlier Termination Date and any prepaid portion of Rent for any period after such date shall be refunded by Landlord to Tenant.

At the request of Landlord, Tenant shall execute and deliver an instrument or instruments, in form satisfactory to Landlord, setting forth any modifications to this Lease contemplated in or resulting from the operation of the foregoing provisions of this Article; however, neither Landlord's failure to request any such instrument nor Tenant's failure to execute or deliver any such instrument shall vitiate the effect of the foregoing provisions of this Article. The failure by Landlord to exercise its options under this Article with respect to any assignment or subletting shall not be deemed a waiver of any such option with respect to any extension of such sublease or any subsequent assignment or subletting.

Tenant shall reimburse Landlord promptly, as Additional Rent, for Landlord's reasonable legal, professional, administrative, managerial and all other expenses (which expenses may include, without limitation, hourly fees for administrative and management personnel and an allocation for overhead and profit) related to any Notice of Permitted Transfer or any request by Tenant for any consent required under the provisions of this Article, whether or not any Permitted Transfer or other assignment or sublease actually takes place. With respect to the reimbursement of Landlord’s expenses as contemplated above in this grammatical paragraph, in conjunction with seeking such reimbursement, Landlord agrees to provide Tenant with a statement of expenses for which Landlord seeks reimbursement, which statement shall include a reasonably detailed breakdown of such expenses, but not a breakdown more detailed than such expenses are detailed in this paragraph, e.g. legal, professional, administrative, managerial and other expenses; provided, however, that, in no event shall a disagreement with respect to the particular form of statement or the level of detail be sufficient reason for Tenant not to promptly reimburse Landlord as required above. Landlord reserves the right to require reimbursement of Landlord’s expenses as contemplated in this paragraph as a condition of any consent requested of Landlord.

The listing of any name other than that of Tenant, whether at any door of the Premises or in or on any Building or Property directory, or otherwise, shall not operate to vest any right or interest in this Lease or in the Premises or be deemed to be the written consent of Landlord mentioned in this Article, it being expressly understood that any such listing is a privilege extended by Landlord revocable at will by written notice to Tenant.

If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anybody other than Tenant, Landlord may at any time and from time to time, collect Rent and other charges from the assignee, subtenant or occupant, and apply the net amount collected to the Rent and other charges herein reserved, but no such assignment or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as a tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. The consent by Landlord to an assignment or subletting or occupancy shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting or occupancy.

Notwithstanding any consent by Landlord, no assignment or subletting of the Premises by Tenant shall relieve the assigning or subleasing Tenant from Tenant's obligation to pay Rent to Landlord or from Tenant's obligation to observe or perform any and all of the terms, provisions, covenants and conditions of this Lease. The intent of the preceding sentence is that the assigning or subleasing Tenant remains primarily liable in addition to the liability of the assignee or subtenant as the case may be.

11.0	MISCELLANEOUS COVENANTS

11.1.
Rules and Regulations. Tenant and Tenant's servants, employees, agents, visitors and licensees will faithfully observe such Rules and Regulations as are attached hereto as Exhibit C and made a part hereof and such other reasonable rules and regulations as Landlord hereafter at any time or from time to time may make and which in the reasonable judgment of Landlord are necessary for the reputation, safety, care or appearance of the Building or other portions of the Property, or the preservation of good order therein, or the operation or maintenance of the Building or other portions of the Property, or the equipment thereof, provided, however, that in the case of any conflict between the provisions of this Lease and any such Rules and Regulations, the provisions of this Lease shall control.

11.2.
Nuisance. Tenant shall not permit any nuisance or use or practice on or about the Premises, the Building or elsewhere on the Property which is in violation of Landlord's rules and regulations or any municipal ordinance, law, rule or regulation or any State or Federal laws.

11.3.
Access to Premises. Tenant shall: (i) permit Landlord and any Mortgagee to have access to and to enter upon the Premises at all reasonable hours for the purposes of inspecting the Building or equipment serving the Building (including, without limitation, sanitary, electrical, heating, air conditioning or other systems) or making repairs, replacements or improvements required or permitted to be performed by Landlord pursuant to this Lease in or to the Building or elsewhere on the Property or complying with all laws, orders and requirements of governmental or other authority or of exercising any right reserved to Landlord by this Lease (including the right during the progress of any such repairs, replacements or improvements or while performing work and furnishing materials in connection with compliance with any such laws, orders or requirements to take upon or through, or to keep and store within, the Premises all necessary materials, tools and equipment); and (ii) permit Landlord, at reasonable times, to show the Premises during ordinary business hours to any Mortgagee, prospective purchaser of any interest of Landlord in the Building, the Property or any portion thereof, prospective Mortgagee, or prospective assignee of any Mortgage, and during the period of twelve months next preceding the Term Expiration Date to any person contemplating the leasing of the Premises or any part thereof. Such rights shall be exercised at such times and in such manner so as to minimize interference with Tenant’s use of the Premises for the permitted Use of the Premises and, except in the event of an emergency (i.e. an event immediately threatening life or property), Landlord shall give Tenant reasonable prior notice of any such entry (which such notice need not be in writing or given in accordance with Article 23.0 of this Lease). If during the last month of the Term, Tenant shall have removed substantially all of Tenant's property from the Premises, Landlord may immediately enter and alter, renovate and redecorate the Premises, without elimination or abatement of Rent, or incurring liability to Tenant for any compensation, and such acts shall have no effect upon this Lease. If Tenant shall not be personally present to open and permit any entry into the Premises at any time when for any reason an entry therein shall be necessary or permissible, Landlord or Landlord's agents must nevertheless be able to gain such entry by contacting a responsible representative of Tenant, whose name, address and telephone number shall be furnished by Tenant; provided, however, that if such representative of Tenant is not or cannot be available within a reasonable period of time (given the nature of or circumstances under which entry by Landlord is, in Landlord’s judgment necessary or permissible), this sentence shall not be interpreted to prohibit Landlord from gaining access to or entering the premises at such times and by such means and Landlord may in Landlord’s judgment deem appropriate.

During any exercise of Landlord’s rights of access to, in or on the Premises or elsewhere on the Property pursuant to the Lease and without creating any liability whatsoever on the part of Landlord, to the extent reasonable and practical under the circumstances as determined by Landlord, Landlord agrees to cooperate and coordinate with Tenant’s reasonable procedures of which Landlord has knowledge (“Security Procedures”) with respect to the security of the Premises and Tenant’s property (including, without limitation, Tenant’s intellectual property), provided, however, that any additional reasonable expenses incurred by Landlord as a result of such cooperation and coordination shall be reimbursable to Landlord as Additional Rent. If and to the extent Tenant’s Security Procedures restrict Landlord from performing any of Landlord’s obligations under the Lease or Tenant’s Security Procedures would result in any additional expenses incurred by Landlord in the performance of such obligations, Landlord shall be relieved of Landlord’s duty to perform such obligations and Tenant shall be obligated to perform such obligations at Tenant’s expense (all as if same were originally set forth in this Lease as Tenant’s obligations). At Tenant’s own expense and subject to the terms and conditions of the Lease (including, without limitation, this paragraph), Tenant agrees to take whatever precautions it deems necessary to safeguard Tenant’s property, in particular, without limitation, Tenant’s intellectual property.

11.4.
Accidents to Sanitary and other Systems. Tenant shall give to Landlord prompt notice of any fire or accident in the Building or elsewhere on the Property and of any damage to, or defective condition in, any part or appurtenance of the Building's or the Property's sanitary, electrical, heating and air conditioning or other systems.

11.5.
Signs, Blinds and Drapes. Tenant shall not place any signs on the exterior of the Building or elsewhere on the Property or on or in any window, public corridor or door visible from the exterior of the Building. No drapes or blinds may be put on or in any window nor may any drapes or blinds be changed or removed by Tenant except if and to the extent Tenant has obtained Landlord’s consent in advance in each instance. Notwithstanding the foregoing language to the contrary in this paragraph, subject to all applicable terms and conditions of this Lease, including, without limitation, obtaining Landlord’s consent in advance in each instance, Tenant may have (i) a sign above the main entrance to the Building (similar to previous signs in the same location on the Building and consistent with main entry signage on similar first class office buildings in Waltham, Massachusetts) and (ii) a monument sign (in a location and of a size consistent with similar signage on similar first class office buildings in Waltham, Massachusetts ) and (iii) the parking space identification signage existing as of the date of this Lease and may change any of these from time to time with Landlord’s consent obtain in each instance in advance, which consent Landlord shall not unreasonably withhold or delay. The language of the immediately preceding sentence is intended to identify in concept where and to what extent Tenant may have certain exterior signage but shall not be interpreted to require Landlord to consent to any particular sign.

11.6.
Estoppel Certificate. Tenant shall at any time and from time to time upon not less than fifteen (15) days' prior notice from Landlord or from a Mortgagee to Tenant, execute, acknowledge and deliver to the party making such request a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which Rent has been paid in advance, if any, and stating whether or not to the best knowledge of the signer of such certificate Landlord is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser of any interest in the Building, the Property or any portion thereof, any Mortgagee or prospective Mortgagee, any tenant or prospective tenant thereof, any prospective assignee of any Mortgage, or any other party designated by Landlord. The form of any such requested written statement shall be reasonable but shall be satisfactory to the requesting party.

Landlord shall at any time and from time to time upon not less than fifteen (15) days' prior notice from Tenant, execute, acknowledge and deliver to Tenant or such other person or entity as Tenant may direct, a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which Rent has been paid, and stating whether or not to the actual knowledge of the signer of such certificate Tenant is then in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered pursuant to this paragraph may be relied upon by any person or entity to which such certificate is addressed; provided, however, that, in no event shall any such statement given by Landlord be deemed to modify the Lease in anyway. Upon receipt of an invoice therefor, Tenant agrees to reimburse Landlord for all reasonable costs and expenses incurred by Landlord in providing any such certificate.

11.7.
Requirements of Law - Fines and Penalties. Tenant at its sole expense shall comply with all laws, rules, orders and regulations of federal, state, county and local governments (including without limitation, the Americans with Disabilities Act, Public Law 101-336, 42 U.S.C. §§12101 et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., as amended; the Comprehensive Environmental Response, Compensation and Responsibility Act of 1980, codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. §9602 et seq., as amended; the Toxic Substances Control Act, 15 U.S.C. §2061 et seq., as amended; the Massachusetts Oil and Hazardous Materials Release Prevention and Response Act, M.G.L. c.21E, as amended; and the Massachusetts Hazardous Waste Management Act, M.G.L. c.21C, as amended) and with any direction of any public officer or officers, pursuant to law, which shall impose any duty upon Landlord or Tenant with respect to and arising out of Tenant's use or occupancy of the Premises, the Building or any other portion of the Property. If Tenant receives notice of any violation of law, ordinance, order or regulation applicable to the Premises, the Building or any other portion of the Property, Tenant shall give prompt notice thereof to Landlord.

11.8.
Floor Loading. Tenant shall not place a load upon any floor of the Building or other portion of the Property exceeding the floor load per square foot area which such floor or other portion of the Property was designed to carry and which is allowed by law. Tenant shall place and maintain all equipment and fixtures appropriately relative to the safe design capacity of the structural element upon which such equipment or fixtures will bear and shall place and maintain such equipment or fixtures so as to absorb and prevent vibration, noise, annoyance and damage or unreasonable wear and tear on any structural element of the Building or other portion of the Property.

11.9.
Tenant's Access. Subject to such reasonable rules and regulations as Landlord may impose from time to time, and causes beyond Landlord's reasonable control, Tenant shall have the right, during the Term of the Lease, to have access to the Premises, twenty-four hours per day, seven days per week. Any rules, regulations, mechanisms or procedures of Landlord with respect to controlling or regulating access to the Building or other portions of the Property shall not be interpreted as imposing any duty on Landlord to provide security for the Building or any portion of the Property or any person in the Building or elsewhere on the Property.

11.10.
Survival. Any and all liability for payments under this Lease, and any and all liability for obligations (including, without limitation, indemnification provisions) relating to the period prior to the expiration of the Term or earlier termination of this Lease and/or for obligations that by their nature arise thereafter, shall survive such expiration or earlier termination.

12.0	PARKING
Tenant shall have the exclusive use of the Parking Areas, provided such Parking Areas are used (i) in connection with Tenant’s use of the Premises for the permitted Use of the Premises and (ii) only for the purposes for which they are intended (i.e. as applicable, parking and unparking cars, vehicular and pedestrian access to the Building or other portion of the Property and the delivery of supplies and equipment to and from the Building all as permitted under this Lease), provided Landlord shall not be liable to Tenant and this Lease shall not be affected if any parking rights of Tenant hereunder are impaired by any law, ordinance or other governmental regulation imposed after the date of the execution of this Lease.

13.0	CASUALTY
In the event of loss of, or damage to the Building or the Property or any portion thereof by fire or other casualty, the rights and obligations of the parties hereto shall be as follows:

(a) If the Premises, or any part thereof, shall be damaged by fire or other casualty, (x) Tenant shall give prompt notice thereof to Landlord, (y) Landlord, upon receiving such notice, shall, to the extent such items are not laboratory or tenant specific, proceed promptly and with due diligence, subject to unavoidable delays and the terms of this Article 13.0, to repair, or cause to be repaired, such damage with respect to the foundation, floor slab, structure, roof, exterior doors and walls, exterior windows and facade and utility connections from the street to the inside of the Building (but not including distribution within the Building) and (z) upon notice from Landlord (“Landlord’s Restoration Directive Notice”) Tenant shall proceed promptly and with due diligence, subject to unavoidable delays and the terms of this Article 13.0, to repair, or cause to be repaired, such damage which is laboratory or tenant specific and all other damage not specifically to be repaired by Landlord pursuant to the forgoing language of this sentence (“Tenant Improvements”); provided, however, that Tenant shall not be required to commence installation of Tenant’s Improvements sooner than is practical and reasonable given the progress of Landlord’s repair work. Notwithstanding anything in this Lease to the contrary, Landlord shall not be required to (i) repair any Tenant Improvements or (ii) expend in excess of the net insurance proceeds for repairs obtained by Landlord and made available to Landlord less all costs and expenses including adjustor's and attorney's fees of obtaining such insurance proceeds. In addition, Landlord's obligations shall be subject to the rights of Mortgagees, applicable laws, including, without limitation, zoning laws and building codes then in existence, and insurance regulations. If the Premises or any part thereof shall be rendered untenantable by reason of such damage and, provided such damage was not caused or exacerbated by any act or omission of Tenant or any agent, contractor or employee of Tenant, Annual Base Rent shall proportionately abate for the period from the date of such damage to the date that Landlord has substantially completed Landlord’s restoration obligations under this Section 13.0 (a), and thereafter until the earliest to occur of the following: (o) the date on which Tenant substantially completes Tenant’s restoration obligations under this Article 13.0, “CASUALTY”, (oo) the date that is 90 days after substantial completion of Landlord’s restoration work, and (ooo) the date on which the rental interruption insurance maintained by Landlord is exhausted.

All proceeds for damages to Tenant Improvements shall be paid directly to Landlord and such funds shall be disbursed in accordance with the following conditions:
(1) At the time of any disbursement, Tenant shall not be in default under the Lease and no condition shall exist which with the passage of time or giving of notice would constitute a default under this Lease and no mechanics' or materialmen's liens shall have been filed and remain undischarged and unbonded.
(2) Tenant shall have obtained Landlord’s advance approval with respect to all architects, contracts, contractors and plans and specifications relating to restoration of Tenant Improvements and all of the other requirements of this Lease relating to alterations and improvements by Tenant shall have been satisfied.
(3) Each request for disbursement shall be made to Landlord and shall be accompanied by a certificate of Tenant, signed by an officer of Tenant describing the completed work for which payment is requested, stating the cost incurred in connection therewith and stating that Tenant has not previously received payment for such work. The certificate to be delivered by Tenant upon completion of the work shall, in addition, state that the work has been completed and complies with the applicable requirements of this Lease and all legal requirements and insurance requirements.
(4) Upon receipt by Landlord of (A) evidence, satisfactory to Landlord (including, without limitation, architects' certificates), of the stage of completion, the estimated cost of completion, and that the work performed to date has been performed in a good and workmanlike manner in accordance with the contracts and plans and specifications approved by Landlord, (B) waivers of liens and (C) other evidence of cost and payment such that Landlord can verify that the amounts disbursed from time to time are represented by work that is in fact completed in place and free and clear of mechanics’ liens and mechanics' lien enforcement actions, then, provided that the other conditions of this Article 13 have been satisfied, Landlord shall make a disbursement from time to time in an amount not exceeding the cost of the work completed since the last disbursement; provided that in no event shall the total amount disbursed be such that the amount remaining undisbursed is insufficient to complete the restoration of Tenant Improvements. The final disbursement shall not be made until the follow items have been received by Landlord:
(i) copies of invoices for labor, materials or equipment charges incurred by Tenant in connection with Tenant’s Improvements,
(ii) copies of "as-built" plans of Tenant’s Improvements prepared and certified by Tenant's architect,
(iii) an affidavit from Tenant's architect that Tenant's Improvements have been completed in accordance with the plans approved by Landlord
(iv) final lien waivers from all contractors, subcontractors and material suppliers engaged in restoration of Tenant's Improvements, and
(v) a copy of the Certificate of Occupancy for the Premises issued after the restoration of Tenant Improvements.
(5) Landlord shall have the right to retain ten (10%) percent from each disbursement until restoration of Tenant Improvements is, in the reasonable judgment of Landlord, completed including the issuance of any necessary certificate of occupancy.
(6) Prior to commencement of such restoration and at any time during such restoration, if the estimated cost of such restoration, as reasonably determined by Landlord, exceeds the amount of the insurance funds being held by Landlord for such restoration, the amount of such excess shall be paid by Tenant to Landlord to be added to such insurance funds prior to any further disbursement, or Tenant shall fund at Tenant’s own expense the costs of such restoration until the remaining insurance funds being held by Landlord for such restoration are sufficient for the completion of such restoration. Upon completion of such restoration by Tenant as required under this Lease, and provided Tenant is not then in default under this Lease and no condition shall exist which with passage of time or the giving of notice would constitute a default under this Lease, any remaining sum being held by Landlord and relating to such restoration shall be paid to Tenant.
(7) Upon the default of Tenant under this Lease, including without limitation, Tenant’s failure to proceed promptly and with due diligence to restore Tenant Improvements, Landlord shall be entitled to retain such portion of such insurance proceeds as Landlord may determine reflects Landlord’s cost for Landlord to perform Tenant’s obligations under this Lease; provided however that, while Landlord has the right to perform Tenant’s obligations under this Lease to rebuild Tenant Improvements and Landlord may retain such portion of such insurance proceeds, Landlord, at Landlord’s election, may nevertheless elect to simply retain such proceeds as compensation for Tenant’s failure to restore Tenant Improvements.

(b) If, as a result of fire or other casualty, the whole or a substantial portion of the Building or the Property is rendered untenantable, Landlord, within one hundred twenty (120) days from the date of such fire or casualty, may either (A) terminate this Lease by notice to Tenant, specifying a date not less than twenty (20) nor more than forty (40) days after the giving of such notice on which the Term of this Lease shall terminate or (B), notify Tenant of Landlord’s intent to repair the damage to the Building and other portions of the Property as a result of such fire or other casualty, which notice (“Landlord’s Restoration Notice”) shall include an estimate of how long (from the date of Landlord’s Restoration Notice) Landlord expects it will take to complete such repairs (the “Estimated Restoration Period”).

If the Estimated Restoration Period is longer than 14 months or if the end of the Estimated Restoration Period is beyond the expiration of the Term or if the Estimated Restoration Period is longer than 8 months and at the end of the Estimated Restoration Period the duration of the remaining Term would be less than 12 months, provided the fire or other casualty was not due in whole or in part or exacerbated in whole or in part by any act or omission of Tenant and provided Tenant is not in default under the Lease and no condition known to Tenant or Landlord exists which with the passage of time or the giving of notice would constitute a default under the Lease, Tenant may terminate this Lease by notice to Landlord within 15 days of the date of Landlord’s Restoration Notice, specifying a date not less than twenty (20) nor more than forty (40) days after the date of Landlord’s Restoration Notice on which the Term of this Lease shall terminate.

If neither Landlord or Tenant elects to terminate this Lease as contemplated above in this Paragraph (b) of this Article, then Landlord shall (to the extent of Landlord’s repair and restoration obligations in paragraph (a) above in this Article) proceed with diligence to repair the damage to the Building and other portions of the Property as a result of such fire or other casualty and the Annual Base Rent shall meanwhile proportionately abate, all as provided in Paragraph (a) of this Article. However, if Landlord fails to repair and restore the Building or other portions of the Property (to the extent applicable and to the extent of Landlord’s repair and restoration obligations in paragraph (a) above in this Article) within sixteen (16) months from the date of such fire or other casualty, Tenant within thirty (30) days from the expiration of such sixteen (16) month period or from the expiration of any extension thereof by reason of unavoidable delays as hereinafter provided, may terminate this Lease by notice to Landlord (“Tenant’s Casualty Termination Notice”), specifying a date that is sixty (60) days after the giving of Tenant’s Casualty Termination Notice on which the Term of this Lease shall terminate; provided however that if Landlord has substantially repaired and restored the Building and any other portions of the Property (to the extent applicable and to the extent of Landlord’s repair and restoration obligations in paragraph (a) above in this Article) prior to the expiration of such 60 day period then the Lease shall not terminate and Tenant’s Casualty Termination Notice shall be null and void. The period within which the required repairs may be accomplished shall be extended by the number of days lost as a result of unavoidable delays, which term shall be defined to include all delays referred to in the Article contained herein entitled “INABILITY TO PERFORM - EXCULPATORY CLAUSE”.

(c) Landlord shall not be required to repair or replace any of Tenant's Improvements or any of Tenant’s business machinery, equipment, cabinet work, furniture, personal property or other installations or improvements and no damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of the Building, the Property or any portion thereof.

(d) The provisions of this Article shall be considered an express agreement governing any instance of damage or destruction of the Premises, the Building or any portion thereof by fire or other casualty, and any law now or hereafter in force providing for such a contingency in the absence of express agreement shall have no application.

(e) In the event of any termination of this Lease pursuant to this Article, the Term of this Lease shall expire as of the effective termination date as fully and completely as if such date were the date originally fixed herein for the end of the Term of this Lease.

(f) Landlord's Architect's certificate, given in good faith, shall be deemed conclusive of the statements therein contained and binding upon Tenant with respect to the performance and completion of any repair or restoration work undertaken by Landlord pursuant to this Article or the Article contained herein entitled “CONDEMNATION - EMINENT DOMAIN”.

14.0	CONDEMNATION - EMINENT DOMAIN
In the event that substantially all of the Building or the Property shall be taken or appropriated by eminent domain or shall be condemned for any public or quasi-public use, or (by virtue of any such taking, appropriation or condemnation) shall suffer any damage (direct, indirect or consequential) for which Landlord or Tenant shall be entitled to compensation, then (and in any such event) this Lease and the term hereof may be terminated at the election of Landlord by a notice in writing of its election so to terminate which shall be given by Landlord to Tenant within sixty (60) days following the date on which Landlord shall have received notice of such taking, appropriation or condemnation. In the event that (i) the entire Building or (ii) a substantial portion of the Building or the access to the Building shall be so taken (including, without limitation, any portion of the Parking Areas such that the number of cars that may be legally parked on the Property is reduced by more than 40% or the means of vehicular access to the remaining Parking Areas is eliminated), appropriated or condemned such that Tenant shall be reasonably precluded from effectively utilizing the Premises for the permitted Use of the Premises for a period of time greater than 12 months, then (and in any such event) this Lease and the Term hereof may be terminated at the election of Tenant by a notice in writing of its election so to terminate which shall be given by Tenant to Landlord within sixty (60) days following the date on which Tenant shall have received notice of such taking, appropriation or condemnation.

Upon the giving of any such notice of termination (either by Landlord or Tenant) this Lease and the Term hereof shall terminate on or retroactively as of the date on which Tenant shall be required to vacate any part of the Premises or shall be deprived of a substantial part of the means of access thereto, provided, however, that Landlord may in Landlord's notice elect to terminate this Lease and the Term hereof retroactively as of the date on which such taking, appropriation or condemnation became legally effective. In the event of any such termination, this Lease and the Term hereof shall expire as of the effective termination date as fully and completely as if such date were the date originally fixed herein for the end of the Term of this Lease. If neither party (having the right so to do) elects to terminate, Landlord shall, with reasonable diligence and at Landlord's expense, restore the remainder of the Building or other portion of the Property (to the extent applicable and to the extent of Landlord’s repair and restoration obligations in paragraph (a) above in Article 13.0, “CASUALTY”) and, upon notice from Landlord, Tenant shall, with reasonable diligence and at Tenant’s expense, restore the remainder of the Building or other portion of the Property (to the extent applicable and to the extent of Tenant’s repair and restoration obligations in paragraph (a) above in Article 13.0, “CASUALTY” as if Landlord had given Tenant Landlord’s Restoration Directive Notice) as nearly as practical to the same condition as existed prior to such taking, appropriation or condemnation in which event (i) a just proportion of the Annual Base Rent, according to the nature and extent of the taking, appropriation or condemnation and the resulting permanent injury to the Building or other portion of the Property and the means of access thereto, shall be permanently abated, and (ii) a just proportion of the remainder of the Annual Base Rent, according to the nature and extent of the taking, appropriation or condemnation and the resultant injury sustained by the Building or other portion of the Property and the means of access thereto, shall be abated until Landlord has substantially completed Landlord’s restoration obligations under this Section 14.0.

Except for any award specifically reimbursing Tenant for (i) Tenant’s moving or relocation expenses, (ii) Tenant’s repair and restoration obligations pursuant to this Article (which shall be paid to Landlord and disbursed to Tenant in the same manner as the insurance proceeds for Tenant Improvements pursuant to Article 13.0) and (iii) any award specifically made to Tenant for interruption of Tenant's business, there are expressly reserved to Landlord all rights to compensation and damages created, accrued or accruing by reason of any such taking, appropriation or condemnation. In implementation and in confirmation of which Tenant does hereby acknowledge that Landlord shall be entitled to receive and retain all such compensation and damages, grants to Landlord all and whatever rights (if any) Tenant may have to such compensation and damages, and agrees to execute and deliver all and whatever further instruments of assignment as Landlord may from time to time request. In the event of any taking of the Premises or any part thereof for temporary use (i.e. less than 360 days), (i) this Lease shall be and remain unaffected thereby, and (ii) Tenant shall be entitled to receive for itself any award made for such use, provided, that if any taking is for a period extending beyond the Term of this Lease, such award shall be apportioned between Landlord and Tenant as of the Term Expiration Date.

15.0	DEFAULT

15.1.
Conditions of Limitation - Re-entry - Termination. This Lease and the herein term and estate are upon the condition that if (a) Tenant shall neglect or fail to perform or observe any of Tenant's covenants herein, including, without limitation, the covenants with regard to the payment when due of Rent; or (b) Tenant shall be involved in financial difficulties as evidenced by an admission in writing by Tenant of Tenant's inability to pay its debts generally as they become due, or by the making or offering to make a composition of its debts with its creditors; or (c) Tenant shall make an assignment or trust mortgage, or other conveyance or transfer of like nature, of all or a substantial part of its property for the benefit of its creditors, or (d) the leasehold hereby created shall be taken on execution or by other process of law and shall not be revested in Tenant within sixty (60) days thereafter; or (e) a receiver, sequester, trustee or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or a substantial part of Tenant's property and such appointment shall not be vacated within sixty (60) days; or (f) any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganization, arrangements, compositions or other relief from creditors, and, in the case of any such proceeding instituted against it, if Tenant shall fail to have such proceeding dismissed within thirty (30) days or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding; or (g) any event shall occur or any contingency shall arise whereby this Lease, or the term and estate thereby created, would (by operation of law or otherwise) devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted under the Article of this Lease entitled “ASSIGNMENT, MORTGAGING, SUBLETTING, ETC.”; or (h) Tenant shall vacate all or substantially all of the Premises and fail to maintain the Premises, the Building or the Property as required under the Lease; then, and in any such event Landlord may, in a manner consistent with applicable law, immediately or at any time thereafter declare this Lease terminated by notice to Tenant or, without further demand or notice, enter into and upon the Premises (or any part thereof in the name of the whole), and in either such case (and without prejudice to any remedies which might otherwise be available for arrears of Rent or other charges due hereunder or preceding breach of covenant and without prejudice to Tenant's liability for damages as hereinafter stated), this Lease shall immediately terminate (“Default Termination”). The words “re-entry” and “re-enter” as used in this Lease are not restricted to their technical legal meaning. As used in items (b), (c), (e) and (f) of this Section, the term “Tenant” shall also be deemed to refer to any guarantor of Tenant's obligations hereunder.

15.2.
Damages - Termination. In the event of a Default Termination, Tenant shall be liable to Landlord and shall pay to Landlord (i) monthly in advance all Rent accruing from the date of a Default Termination through the date scheduled for the Term of this Lease to expire had the Default Termination not occurred plus (ii) all other unpaid Rent and other Tenant obligations accruing prior to the Default Termination, which amounts shall be paid immediately upon Default Termination; provided that at Landlord's election, exercisable by Landlord at the time of a Default Termination or at any time thereafter (“Landlord's Acceleration Election”), in addition to all other unpaid Rent and other Tenant obligations accruing prior to Landlord's Acceleration Election (including, without limitation the amounts set forth in (i) and (ii) above in this paragraph), Tenant shall pay to Landlord as liquidated damages (and not as a penalty) the aggregate amount of Rent accruing or which would accrue during the period starting with the exercise of Landlord's Acceleration Election and ending with the date scheduled for the expiration of the Term of this Lease had the Default Termination not occurred on an accelerated basis. Notwithstanding the foregoing language of this paragraph to the contrary, but without intended limitation of the total amount of damages otherwise permitted pursuant to this Lease , at law or in equity(which damages are liquidated damages and not a penalty), so long as Tenant has not filed for bankruptcy (or any similar such proceeding for the benefit of creditors) in any jurisdiction and upon request of Landlord, Tenant represents to Landlord at the time that Tenant does not intend to file for bankruptcy (or any similar proceeding for the benefit of creditors) in any jurisdiction, in the event in the interest of expediency Landlord accelerates the Rent for the purpose of pursuing a judgement for damages against Tenant, Tenant agrees that Landlord may accelerate the Rent in multiple phases, the aggregate of which to do not ultimately diminish Landlord’s rights, and Landlord agrees to limit each such acceleration phase to the aggregate amount of Rent accruing for 24 months from the exercise of Landlord's Acceleration Election or from the previous application for damages (as applicable), but in no event for any period beyond the date scheduled for the expiration of the Term of this Lease had the Default Termination not occurred on an accelerated basis. In the event at any time Tenant files for bankruptcy, the immediately preceding sentence shall, without the need of notice or any other action on the part of Landlord, be deemed inapplicable and without effect and Landlord shall be free to make any such claim under applicable bankruptcy law as Landlord sees fit, in particular, without limitation, the limit on Landlord’s Acceleration Election set forth in the immediately preceding sentence shall not apply.

In the event of a Default Termination, Landlord may lease the Premises, all or any portion thereof, at any time and from time to time to such other parties and on such terms as Landlord, in Landlord's sole discretion, may determine. Such re-letting shall not release Tenant from any liability whatsoever except that, if and only to the extend required by applicable law, Landlord shall apply monies collected from any such re-letting to Tenant's obligations after first deducting Landlord's expenses incurred to obtain possession of the Premises, remove property belonging to Tenant or persons claiming by through or under Tenant from the Premises (including, without limitation, any warehouse or storage charges), all expenses of every sort incurred by Landlord in conjunction with re-letting the Premises (including, without limitation, brokerage fees, legal and other professional fees and construction and construction management costs) and all administrative and managerial expenses associated with any of the forgoing, which such expenses may include, without limitation, hourly fees for personnel and an allocation for overhead and profit; provided that in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder and provided further that, in any suit for the collection of damages pursuant to this subparagraph, Tenant shall in no event be entitled to a credit for any net rents from a re-letting except to the extent that such net rents are actually received by Landlord.

Suit or suits for the recovery of damages, or any installments thereof, may be brought by Landlord from time to time at Landlord's election, and nothing contained herein shall be deemed to require Landlord to postpone any suit until the date scheduled for the expiration of the Term of this Lease had the Default Termination not occurred.

In the case of any event of default by Tenant under this Lease (whether or not such default results in a Default Termination), in addition to all of Tenant's other obligations under this Lease, Tenant shall be liable to Landlord for and shall pay to Landlord upon demand all expenses, costs and other obligations which Landlord may incur by reason of or related to any such default, including, without limitation, legal, professional, administrative and managerial expenses (which expenses may include, without limitation, hourly fees for personnel and an allocation for overhead and profit).

Nothing in this Section or elsewhere in the Lease shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant.

Landlord and Tenant each waive their respective rights to a jury trial of any monetary or non-monetary claim or cause of action based upon or arising out of this Lease, including, without limitation, contract claims, tort claims, breach of duty claims and all other common law or statutory claims. Each party recognizes and agrees that the foregoing mutual waiver constitutes a material inducement for it to enter into this Lease. Each party represents and warrants that it has reviewed this waiver with its respective legal counsel and knowingly and voluntarily waives its jury trial rights following such consultation.

15.3.
Fees and Expenses. If Tenant shall default in the performance of any covenant on Tenant's part to be performed as in this Lease contained, after notice to Tenant thereof and expiration of any applicable notice and cure period (except that no such notice or cure period shall be required in the case of emergencies or in the case where damage to persons or property would otherwise occur or be exacerbated), Landlord may immediately, or at any time thereafter, without notice, perform the same for the account of Tenant. If Landlord at any time is compelled to pay or elects to pay any sum of money, or do any act which will require the payment of any sum of money, by reason of the failure of Tenant to comply with any provision hereof, or if Landlord is compelled to or does incur any expense, including without limitation reasonable attorneys' fees, in instituting, prosecuting and/or defending any action or proceeding instituted by reason of any default of Tenant hereunder or any costs incurred in recovering possession of the Premises after the termination of the Lease, Tenant shall on demand pay to Landlord by way of reimbursement the sum or sums so paid by Landlord with all interest, costs and damages. Notwithstanding the foregoing, if Landlord and Tenant become involved in litigation regarding the performance of their obligations under this Lease, the unsuccessful party in any such litigation shall reimburse the successful party all of its reasonable costs and expenses incurred in connection with such litigation, including, without limitation, reasonable attorneys' fees and expenses.

15.4.
Landlord’s Remedies Not Exclusive. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be lawfully entitled, and Landlord may invoke any remedy (including without limitation the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

15.5.
Grace Period. Notwithstanding anything to the contrary in this Article contained, Landlord agrees not to take any action to terminate this Lease (a) for default by Tenant in the payment when due of Rent, if Tenant shall cure such default within ten (10) days after written notice thereof given by Landlord to Tenant, or (b) for default by Tenant in the performance of any other covenant, if Tenant shall cure such default within a period of thirty (30) days after written notice thereof given by Landlord to Tenant (except where the nature of the default is such that remedial action should appropriately take place sooner, as indicated in such written notice), or with respect to covenants other than to pay a sum of money within such additional period as may reasonably be required to cure such default if (because of governmental restrictions or any other cause beyond the reasonable control of Tenant) the default is of such a nature that it cannot be cured within such thirty (30)-day period, provided, however, (1) that there shall be no extension of time beyond such thirty (30)-day period for the curing of any such default unless, not more than ten (10) days after the receipt of the notice of default, Tenant in writing (i) shall specify the cause on account of which the default cannot be cured during such period and shall advise Landlord of its intention duly to institute all steps necessary to cure the default and (ii) shall as soon as may be reasonable duly institute and thereafter diligently prosecute to completion all steps necessary to cure such default and, (2) that no notice of the opportunity to cure a default need be given, and no grace period whatsoever shall be allowed to Tenant, if the default is incurable or if the covenant or condition the breach of which gave rise to the default had, by reason of a breach on a prior occasion during the prior 24 months, been the subject of a notice hereunder to cure such default.

16.0	ABANDONED PROPERTY
Any personal property in which Tenant has an interest which shall remain in the Premises, the Building or elsewhere on the Property after the expiration or termination of the Term of this Lease shall be conclusively deemed to have been abandoned, and may be disposed of in such manner as Landlord may see fit.

17.0	SUBORDINATION
This Lease is subject and subordinate in all respects to any ground lease (if any), to all mortgages and other matters of record and to mortgages which may hereafter be placed on or affect this Lease, the Property or any portion thereof or Landlord's interest or estate therein, and to each advance made or hereafter to be made under any such mortgages, and to all renewals, modifications, consolidations, replacements and extensions thereof and substitutions therefor. This Article shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall execute and deliver promptly any certificate acknowledging or confirming such subordination that Landlord, any ground lessor, mortgagee or other such party with an interest in the Property or their respective successor in interest (as the case may be) may request. Landlord agrees to use reasonable efforts to obtain a Subordination, Non-Disturbance and Attornment agreement from any future Mortgagees holding mortgages covering real estate of which the Premises is a part. The failure of Landlord to obtain any such agreement shall not be a default by Landlord under this Lease. Upon receipt of an invoice therefor, Tenant agrees to reimburse Landlord for all reasonable costs and expenses incurred by Landlord in obtaining any such Subordination, Non-Disturbance and Attornment agreement.

18.0	QUIET ENJOYMENT
Landlord covenants that if, and so long as, Tenant keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part and on behalf of Tenant to be kept and performed, Tenant shall quietly enjoy the Premises from and against the claims of all persons claiming by, through or under Landlord subject, nevertheless, to the covenants, agreements, terms, provisions and conditions of this Lease and to all Mortgages to which this Lease is subject and subordinate.
Without incurring any liability to Tenant, Landlord may permit access to the Premises and open the same, whether or not Tenant shall be present, upon any demand of any receiver, trustee, assignee for the benefit of creditors, sheriff, marshall or court officer entitled to or reasonably purporting to be entitled to such access for the purpose of taking possession of, or removing Tenant's property or for any other lawful purpose (but this provision and any action by Landlord hereunder shall not be deemed a recognition by Landlord that the person or official making such demand has any right or interest in or to this Lease, or in or to the Premises), or upon demand of any representative of the fire, police, building, sanitation or other department of the city, county, state or federal governments.

19.0	ENTIRE AGREEMENT - WAIVER - SURRENDER

19.1.
Entire Agreement. This Lease and the Exhibits made a part hereof contain the entire and only agreement between the parties relative to the Premises and any and all statements and representations, written and oral, including previous correspondence and agreements between the parties hereto, are merged herein. Tenant acknowledges that all representations, and statements upon which it relied in executing this Lease are contained herein and that Tenant in no way relied upon any other statements or representations, written or oral. Any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Lease in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought. Nothing herein shall prevent the parties from agreeing to amend this Lease and the Exhibits made a part hereof as long as such amendment shall be in writing and shall be duly signed by both parties.

19.2.
Waiver. The failure of Landlord to seek redress for violation, or to insist upon the strict performance by Tenant of any covenant or condition of this Lease or any of the Rules and Regulations promulgated hereunder, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The failure of Tenant to seek redress for violation, or to insist upon the strict performance by Landlord of any covenant or condition of this Lease shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The payment by Tenant or the receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provisions of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver be in writing signed by the waiving party. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than on account of the stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment of rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy in this Lease provided.

19.3.
Surrender. No act or thing done by Landlord during the term hereby demised shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord's agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord's agents shall not operate as a termination of the Lease or a surrender of the Premises.

20.0	INABILITY TO PERFORM - EXCULPATORY CLAUSE
Each of Landlord and Tenant shall be relieved from performing its obligations under this Lease (other than Tenant’s obligations to pay Rent and make other monetary payments under this Lease, which shall not be excused or delayed by the provisions of this Article) if, to the extent and for so long as such party is prevented or delayed from doing so by reason of strikes or labor troubles or any other similar or dissimilar cause whatsoever beyond such party’s reasonable control, including but not limited to, governmental preemption in connection with a national emergency or by reason of any rule, order or regulation of any department or subdivision thereof of any governmental agency or by reason of the conditions of supply and demand which have been or are affected by war, hostilities or other similar or dissimilar emergency. Landlord’s or Tenant’s financial inability to perform shall not relieve Landlord or Tenant respectively from performance of their obligations under this Lease. In each such instance of inability of either party to perform, such party shall exercise reasonable diligence to eliminate the cause of such inability to perform.

Tenant shall neither assert nor seek to enforce any claim for breach of this Lease against any of Landlord's assets other than Landlord's interest in the Property and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease, it being specifically agreed that in no event shall Landlord (which term shall include, without limitation any of the officers, trustees, directors, partners, beneficiaries, joint venturers, members, stockholders or other principals or representatives, disclosed or undisclosed, of Landlord or any managing agent) ever be personally liable for any such liability. This paragraph shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or to take any other action which shall not involve the personal liability of Landlord to respond in monetary damages from Landlord's assets other than Landlord's interest in said real estate, as aforesaid. Notwithstanding anything to the contrary contained in this Lease, in no event shall either party be liable for consequential damages.

Landlord shall not be in default unless a failure to perform an obligation remains uncured for more than thirty (30) days following written notice from Tenant specifying the nature of such default, or such longer period as may be reasonably required to correct such default.

21.0	LANDLORD'S CONSENT
It is understood and agreed that whenever Landlord's consent or approval is required, either expressed or implied, by any provision of this Lease, the consent or approval may be granted or withheld arbitrarily in Landlord's sole discretion unless otherwise specifically stated in such provision. Notwithstanding anything to the contrary contained in the Lease, if any provision of the Lease obligates Landlord not to unreasonably withhold its consent or approval, an action for specific performance will be Tenant's sole right and remedy in any dispute as to whether Landlord has breached such obligation.

22.0	Intentionally omitted.

23.0	BILLS AND NOTICES
All bills and statements for reimbursement or other payments or charges due from Tenant to Landlord hereunder shall be due and payable in full thirty (30) days, unless herein otherwise provided, after submission thereof by Landlord to Tenant. Tenant's failure to make timely payment of any amounts indicated by such bills and statements, whether for work done by Landlord at Tenant's request, reimbursement provided for by this Lease or for any other sums properly owing by Tenant to Landlord, shall be treated as a default in the payment of Rent, in which event Landlord shall have all rights and remedies provided in this Lease for the nonpayment of Rent.

Any notice by either party to the other party shall be in writing. Any notice from Landlord to Tenant shall be deemed duly served if and when such notice is presented for delivery to Tenant at Tenant's Address by FedEx, UPS or other nationally known reputable overnight courier service. Any notice from Tenant to Landlord shall be deemed duly served if and when such notice is presented for delivery to Landlord at Landlord's Address by FedEx, UPS or other nationally known reputable overnight courier service.

Landlord may change Landlord's Address and Tenant may change Tenant's Address by delivering or sending a notice in accordance with the foregoing paragraph to the other party stating the change and setting forth the changed address, provided such changed address is within the United States.

24.0	HOLDOVER
If Tenant remains in the Building or elsewhere on the Property beyond the expiration or earlier termination of the Term of this Lease such holding over shall not be deemed to create any tenancy, but Tenant (a) shall be a tenant-at-sufferance only, (b) shall during the first 30 days of such holding over pay Rent to Landlord at the times and manner determined by Landlord at a daily rate in an amount equal to one and three quarters (1.75x) times the daily rate of the Rent and other sums payable under this Lease as of the last day of the Term of this Lease, (c) shall during the second 30 days of such holding over pay Rent to Landlord at the times and manner determined by Landlord at a daily rate in an amount equal to two (2x) times the daily rate of the Rent and other sums payable under this Lease as of the last day of the Term of this Lease, (d) shall during the third 30 days of such holding over pay Rent to Landlord at the times and manner determined by Landlord at a daily rate in an amount equal to two and one half (2.5x) times the daily rate of the Rent and other sums payable under this Lease as of the last day of the Term of this Lease; and thereafter shall pay Rent to Landlord at the times and manner determined by Landlord at a daily rate in an amount equal to three (3x) times the daily rate of the Rent and other sums payable under this Lease as of the last day of the Term of this Lease and (e) shall indemnify, defend and hold harmless Landlord from and against any and all damages, liabilities, claims and losses relating to or arising as a result of and from the beginning of such holding over.

25.0	NO OPTION
Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer or agreement to lease, or a reservation of, or option for the Premises and this document shall become effective and binding as a lease only upon the execution and delivery hereof by both Landlord and Tenant. If Tenant is a corporation, it agrees that the person executing this Lease for it has full authority to do so, and also to execute any notice, receipt, consent, amendment of the Lease, or any other document pertaining to the Lease or the Premises until such time as Landlord receives notice from Tenant to the contrary.

26.0	PARTIES BOUND - SEIZIN OF TITLE
The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of the Article contained herein entitled “ASSIGNMENT, MORTGAGING, SUBLETTING, ETC.” hereof shall operate to vest any rights in any successor or assignee of Tenant and that the provisions of this Article shall not be construed as modifying the conditions of limitation contained in the Article contained herein entitled “DEFAULT”.

If, in connection with or as a consequence of the sale, transfer or other disposition of the Building, the Property or any portion thereof, Landlord ceases to be the owner of the “landlord's” interest in the Premises, Landlord shall be entirely freed and relieved from the performance and observance thereafter of all covenants and obligations hereunder accruing thereafter on the part of Landlord to be performed and observed, it being understood and agreed in such event (and it shall be deemed and construed as a covenant running with the land) that the person succeeding to Landlord's ownership of said reversionary interest shall thereupon and thereafter assume, and perform and observe, any and all of such covenants and obligations of Landlord.

27.0	MISCELLANEOUS

27.1.
Separability. If any provision of this Lease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of the Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby. In the event that any charge under this Lease is interpreted to be the payment of interest, the rate of interest shall be equal to the lesser of the amount stated in the Lease or the maximum amount permitted by law.

27.2.
Independent Covenants. The covenant and agreement of Tenant to pay to Landlord Annual Base Rent, Real Estate Taxes, Landlord’s Costs, Additional Rent or any other payment to Landlord or any covenant or agreement of Tenant to make payments to third parties (such as direct payments to a taxing authority) shall be independent of any covenant in this Lease to be performed by Landlord; and default in Landlord's performance of any such covenant shall not be a basis for Tenant to cease or reduce payment to Landlord of Annual Base Rent, Real Estate Taxes, Landlord’s Costs, Additional Rent or any other payment to Landlord, or to cease or reduce payments to third parties, or to terminate this Lease.

27.3.	Captions. The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provisions thereof.

27.4.
Landlord or Tenant. The words “Landlord” and “Tenant” as used in this Lease may extend to and be applied to several parties whether male or female and to corporations and partnerships, and words importing the singular may include the plural and all obligations of Tenant as herein defined shall be joint and several. Each of the provisions of this Lease shall bind and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties hereto and it is specifically understood that Landlord has the right to assign all of its right, title and interest, or any portion thereof, in and to this Lease and any amendments thereto to any other party or entity during the Term of this Lease and any extension thereof and that Tenant shall execute any and all instruments that may be necessary to acknowledge and assent to such assignment.

27.5.
Broker. Each party represents and warrants that it has not directly or indirectly dealt, with respect to the leasing of space in the Building or elsewhere on the Property, with any broker or had its attention called to space in the Building or elsewhere on the Property, by any broker other than Broker listed in the Article of this Lease entitled “REFERENCE DATA” whose commission shall be the responsibility of Landlord. Each party agrees to exonerate and save harmless and indemnify the other against any claims for a commission by any other broker, person or firm, with whom such party has dealt in connection with the execution and delivery of this Lease.

27.6.	Governing Law. This Lease is made pursuant to, and shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

27.7.
Assignment of Lease and/or Rents. With reference to any assignment by Landlord of its interest in this Lease and/or the Rent payable hereunder, conditional in nature or otherwise, which assignment is made to or held by a bank, trust company, insurance company or other institutional lender holding a Mortgage on the Property or any portion thereof, Landlord and Tenant agree:

(a) that the execution thereof by Landlord and acceptance thereof by such Mortgagee shall never be deemed an assumption by such Mortgagee of any of the obligations of Landlord hereunder, unless such Mortgagee shall, by written notice sent to Tenant, specifically otherwise elect; and

(b) that, except as aforesaid, such Mortgagee shall be treated as having assumed Landlord's obligations hereunder only upon foreclosure of such Mortgagee's Mortgage and the taking of possession of the Premises after having given notice of its intention to succeed to the interest of Landlord under this Lease.

27.8.
Notice of Lease. Tenant agrees that it will not record this Lease in any Registry of Deeds or Registry District, provided however that either party shall at the request of the other, execute and deliver a recordable Notice of this Lease in the form prescribed by and as required by Chapter 183, Section 4 of the Massachusetts General Laws.

27.9.	Tenant’s Antenna.

a.
The term “Antenna” shall refer to a dish type antenna not exceeding 36” in diameter or 60” in height, along with all elements of or relating to such antenna including, without limitation, the antenna itself and all antenna related mounting hardware, conduit and cabling.

b.
Provided Tenant is the sole occupant of the Building, the Lease has not been assigned (except in the case of a Permitted Transfer) and Tenant is not in default and has not at any time been in default (beyond any applicable notice and cure period) under this Lease and there then exists no condition which with the giving of notice or the passage of time would constitute a default under this Lease, Tenant may during the Term install, use and maintain one Antenna on the Building in accordance with and subject to all applicable terms and conditions of this Lease; provided however that Tenant’s use of any Antenna shall be limited to use directly in conjunction with Tenant’s use of the Premises for the permitted Use of the Premises. Tenant shall not permit the use of any Antenna by others or share or sublet use of any Antenna or any portion of the capacity of the Antenna by others.

c.
Prior to the expiration or earlier termination of this Lease, or if any Antenna shall be unused for a period of more than 150 consecutive days, each such Antenna shall be removed in its entirety. The installation, use, maintenance and removal of any Antenna and any related repairs to the Building shall be collectively referred to as "Antenna Work". Antenna Work shall be done at the sole expense of Tenant, in accordance with all applicable provisions of this Lease, including, without limitation, Article 8.0 entitled “MAINTENANCE OF AND IMPROVEMENTS TO PREMISES” and Section 9.5, “Indemnification.”; provided, however, notwithstanding that pursuant to Section 8.2, “Alterations and Improvements by Tenant.”, Landlord’s prior approval is not required with respect to certain non-structural alterations, Landlord’s prior approval shall be required with respect to the installation and removal of any Antenna or any other item to be installed, changed or removed by Tenant, on Tenant’s behalf or at Tenant’s direction on the roof of the Building or otherwise outside of the Building (whether or not such item is an Antenna or relates to an Antenna) and regardless of the cost or non-structural nature of such item.

d.
Notwithstanding anything to the contrary contained in the Lease, the exact location, means and methods of installation and other details of any Antenna (including, without limitation, any Antenna itself and all related cable and conduits) shall be subject to the Landlord’s prior approval which may be granted, withheld or conditioned at Landlord’s sole but reasonable discretion and coordinated with Landlord prior to actual installation. The location of any Antenna and the exact location and other details of any Antenna installation shall not be modified in any way nor shall any item be added to or eliminated from any Antenna without the express consent of Landlord in writing in advance in each instance.

e.
Each Antenna shall be maintained in good condition in all respects at all times. Tenant shall be liable for any damage to the Building or other portions of the Property caused by or related to the installation, use, maintenance or removal of any Antenna or any portion of any Antenna. Promptly upon the occurrence of any such damage, Tenant shall notify Landlord and shall reimburse Landlord upon demand for the cost to repair such damage.

f.
Without limiting the generality of any similar provision of this Lease, Tenant shall procure and maintain, at Tenant's sole expense, all approvals, certificates, permits, licenses and any other consents required by any governmental authority having jurisdiction (collectively referred to as "Permits") for the proper and lawful conduct of Tenant's business, including, without limitation, the installation, use, maintenance and removal of any Antenna. Tenant, at Tenant's expense, shall at all times comply with the terms and conditions of the Permits and shall upon request from time to time deliver to Landlord legible copies of such Permits.

g.	Any Antenna shall be at Tenant’s sole risk and expense.

h.
In the event any Antenna is not used for more than 150 consecutive days and Tenant fails to remove such Antenna, such Antenna shall be deemed to have been abandoned and, in the event of such abandonment, with respect to the Antenna, Landlord shall have, concurrent with the expiration of such 150 consecutive days or the Term Expiration Date or earlier termination of the Lease (whichever is first to occur), among other rights, all rights under the Lease with respect to abandoned personal property in the Premises.

i.
In the event the taxing authorities shall assess a tax of whatever nature on the Antenna, this Lease provision or the income (if any) derived from this Lease provision, the taxes thus assessed shall be paid by Tenant (a) when due if payable by Tenant directly to such taxing authorities or (b) if payable to such taxing authorities by Landlord such taxes shall be deemed to be included (along with all other items included pursuant to the Lease) in the definition of “Real Estate Taxes” in Section 6.3 of the Lease, “Taxes.”.

j.	Intentionally omitted.

k.
Tenant shall not have any Antenna, communications equipment or any other thing on the Property or use the Premises, any Building, the Property or any portion of any of the foregoing in any way which causes measurable interference (as defined by the FCC) to any antenna or communications or other equipment operating in or on the Property or any neighboring property, regardless of which equipment was first installed or first put in service. Without intended limitation of Tenant’s indemnity obligations elsewhere under this Lease, Tenant specifically indemnifies, holds Landlord harmless and agrees to defend Landlord against all claims and causes of action (including, without limitation, any reasonable attorney's fees or other costs that Landlord might incur as a result of such claims or causes of action) that the parties owning or operating such communications or other equipment now or in the future, might bring against Landlord related to any Antenna. Tenant specifically agrees that under no circumstances whatsoever shall Landlord's consent to (i) the use or existence of any Antenna, (ii) the location in which or the method by which any Antenna is installed, (iii) any other thing related to any Antenna or (iv) Tenant's use of or any activity of Tenant on or anything related to Tenant on the Property be deemed to relieve Tenant from any responsibility with respect to interference as described in this paragraph or any other obligation contained in this Lease. Tenant, at Tenant’s expense, upon reasonable notice from Landlord, shall relocate and or modify (permanently or temporarily) the installation of any Antenna when and as required to eliminate interference, as part of other equipment installations, in conjunction with modifications to or maintenance of the Building or when otherwise reasonably required by Landlord.

l.
Anything contained in this Lease to the contrary notwithstanding, except to the extent as otherwise provided by law or due to Landlord’s negligence or intentional misconduct, Landlord shall have no liability whatsoever to Tenant on account of any claim, liability, action, loss, cost, expense or damage whether based upon breach of warranty, tort (including negligence of Landlord), strict liability, contract, operation of law or otherwise arising out of or related in any way to the Antenna. In no event shall Landlord be liable for any incidental, indirect, special or consequential damages arising out of or related in any way to the Antenna, including, without limitation, claims in the nature of lost revenues, income or profits.

m.	In the event of any conflict or inconsistency between this Section and other provisions of this Lease, the higher standard shall be applied to Tenant’s obligations.
.IN WITNESS WHEREOF, Landlord and Tenant have caused this instrument to be executed under seal, all as of the day and year first above written.

NINE FOURTH AVENUE LLC BY: COMMONWEALTH DEVELOPMENT LLC, MANAGER By /s/ James A. Magliozzi__________________ James A. Magliozzi, Manager	OVASCIENCE, INC. By /s/ Michelle Dipp Name: Michelle Dipp Title: CEO of OvaScience, Inc., duly authorized May 22,2015

EXHIBIT A
LEASE PLAN
EXHIBIT B
LAND
A certain parcel of land situated in Waltham, County of Middlesex, Commonwealth of Massachusetts, as shown as Parcel 2 on a plan entitled “Subdivision Plan of Land for Prospect Hill Executive Office Park, A Subdivision in Waltham, MA, Definitive Subdivision Plan”, dated June 22, 1988, prepared by Vanasse Hangen Brustlin, Inc., recorded at the Middlesex South Registry of Deeds as Plan No. 1365 of 1988 in Book 19393, Page 9.
And in addition, those certain two parcels of land shown on a plan entitled “Plan of Land, Abandonment of Road A, Waltham, Massachusetts” dated May 4, 1999, prepared by R.E. Cameron & Associates, recorded with said Registry as Plan No. 1398 of 1999, being described as follows:
Beginning at a point on the southerly line of Fourth Avenue; thence
S 66° 35’ 09” E, 121.72 feet to a point; thence,
29.53 feet by a curve to the right having a radius of 25.00 feet and a delta angle of 67-40-01 to a point; thence,
S 01° 04’ 52” W, 10.81 feet by the westerly line of Road A to a point; thence,
29.53 feet by a curve to the left having a radius of 25.00 feet to a point; thence,
N 66° 35’ 09” W, 125.83 feet to a point; thence,
N 23° 24’ 47” E, 10.00 feet to the point of beginning.
Containing 1,405 square feet of land.
and
Beginning at a point on the southerly line of Fourth Avenue; thence
S 66° 35’ 09” E, 43.78 feet to a point; thence,
S 01° 04’ 52” W, 244.30 feet to a point; thence,
Along a curve to the right with a radius of 750.00 feet and a length of 109.80 feet and a delta angle of 08-23-18 to a point; thence,
Along a curve to the left with a radius of 750.00 feet and a length of 39.75 feet and a delta angle of 03-02-13 to a point; thence,
N 83° 34’ 03” W, 25.00 feet to a point; thence,
Along a curve to the right with a radius of 775.00 feet and a length of 41.08 feet and a delta angle of 03-02-13 to a point; thence,
Along a curve to the left with a radius of 725.00 feet and a length of 106.14 feet and a delta angle of 08-23-18 to a point; thence,
N 01° 04’ 52” E, 237.81 feet to a point; thence,
Along a curve to the left with a radius of 25.00 feet and a length of 29.53 feet and a delta angle of 67-40-01 to the point of beginning.
Area contains 9,995 square feet, more or less.

EXHIBIT C
RULES AND REGULATIONS

1.
The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls of the Property shall not be obstructed or encumbered or used for any purpose other than ingress and egress to and from the premises demised to any tenant or occupant.

2.
No awnings or other projections shall be attached to the outside walls or windows of the Building without the prior written consent of Landlord. No curtains, blinds, shades, or screens shall be attached or hung in, or used in connection with, any window or door of the premises demised to any tenant or occupant, without the prior written consent of Landlord. Such awnings, projections, curtains, blinds, shades, screens, or other fixtures must be of a quality type, design and color, and attached in a manner, approved by Landlord in writing in advance.

3.
No sign, advertisement, object, notice or other lettering shall be exhibited, inscribed, painted or affixed on any part of the outside of the premises demised to any tenant or occupant of the Building without the prior written consent of Landlord.

4.	No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building.

5.
The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein.

6.	Without the prior written consent of Landlord, no space in the Building shall be used for the sale of merchandise, goods or property of any kind at auction.

7.	Each tenant must, upon the termination of its tenancy, restore to Landlord all keys of stores, storage areas, offices and toilet rooms, either furnished to, or otherwise procured by, such tenant.

8.
Landlord shall have the right to prohibit any advertising by any tenant or occupant which, in Landlord's opinion, tends to impair the reputation of the Building or its desirability as a building and upon notice from Landlord, such tenant or occupant shall refrain from or discontinue such advertising.

9.	No premises shall be used, or permitted to be used, for lodging or sleeping, or for any immoral or illegal purpose.

10.
If the premises demised to any tenant become infested with vermin, such tenant, at its sole cost and expense, shall cause its premises to be exterminated from time to time, to the satisfaction of Landlord, and shall employ such exterminators therefor as shall be approved by Landlord in writing and in advance.

11.
No portion of the Premises shall be used, or permitted to be used, at any time, without the prior written approval of Landlord, as a store for the sale or display of goods, wires or merchandise of any kind, or as a restaurant, shop, booth, bootblack or other stand, or for the conduct of any business or occupation which predominantly involves direct patronage of the general public in the premises demised to such tenant, or for manufacturing or for other similar purpose.

12.
Tenant shall not block access to heating and air conditioning or other equipment or elements of the Building to be maintained by Landlord, whether by the placement of Tenant’s furniture or equipment or otherwise. In the event such heating and air conditioning or other equipment or element of the Building is blocked by the placement of Tenant’s furniture or equipment or otherwise, Tenant, at Tenant’s expense, shall upon request of Landlord immediately move such equipment.

13.
EXHIBIT D
OUTSIDE STORAGE

14.
EXHIBIT E
TENANT’S REMOVABLE EQUIPMENT